Filed with the Securities and Exchange Commission on February 22 , 2017

File No.000-55233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM S-1 /A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMANTE MINERALS, INC.

Nevada	1499	27-3816969
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

203-1634 Harvey Avenue

Kelowna, British Columbia, Canada V1Y 6G2

(250) 860-8599

(Address, including zip code, and telephone number, including area code,

of registrant’s principle executive offices)

____________________

State Agent and Transfer Syndicate, Inc.

112 North Curry Street

Carson City, Nevada 89703

(775) 882-1013

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

____________________

with a copy to:

O'Neal Law Office

c/o William D. O'Neal

8071 W. Georgetown Way

Florence, AZ 85132

(480) 510-4253

bdoneal59@gmail.com

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)

Calculation of Registration Fee

Title of each Class of Securities To be Registered	Amount to be registered(1)	Proposed maximum Offering price per share (1)	Proposed maximum aggregate Offering price(1)	Amount of registration fee
Common Stock, $0.001 par value per share, to be offered by the issuer	10,000,000	$0.16341	$1,634,100	$196.45

Total	10,000,000	$0.16341	$1,634,100	$196.45 (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported closing price of the common stock on the OTCQB tier on February 15 , 2017.

(2) Computed in accordance with Section 6(b) of the Securities Act as in effect on February 16 , 2017.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2017

Prospectus

DIAMANTE MINERALS, INC.

Up to 10,000,000 Shares of Common Stock

$0. 16341 per share

This prospectus relates to the public offering of up to 10,000,000 shares of common stock of Diamante Minerals, Inc. (“Company,” “we,” “our” and “us”) offered by us on a best efforts basis (the “Offering”).

The direct public offering price is $0 . 16341 per share of common stock. Should all shares being offered by us hereunder be sold, we would receive an aggregate of $1,634,100 .

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

This Offering will commence on the date the registration statement is declared effective by the SEC and will conclude upon the earlier of: (i) the date the Offering is fully-subscribed; (ii) 180 days after effective date of the registration statement; or (iii) upon a date determined by the board of directors. The Company, in its sole discretion, may extend the offering for an additional 90 days. The shares offered by the Company are offered on self-underwritten basis which means our officers, directors and employees will sell the shares in reliance on the broker-dealer registration safe harbor provided under Rule 3a4-1 of the Securities and Exchange Act of 1934, as amended. This prospectus will permit our officers, directors and employees to sell shares directly to the public. No commission or other compensation related to the sale of the shares offered by the Company will be paid to the officers and directors. The Company does, however, reserve the right to engage registered broker-dealers to assist with this Offering.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

Our common stock is quoted on the OTCQB under the symbol “DIMN.” On February 15 , 2017, the closing price of our common stock on the OTCQB tier was $0. 16341 per share.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this Offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

This Offering is subject to the Securities Act (British Columbia) and the rules, regulations, instruments and policies provided for under that statute (collectively, the “BC Act”) due to our connection to British Columbia, Canada. As a result, the Offering is only available to investors who qualify as “accredited investors” under the BC Act, as detailed in the Subscription Agreement. For greater certainty, the Offering is not available to investors who are resident in Canada.

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

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SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements. Unless otherwise indicated or the context otherwise requires, references in the prospectus to “Company,” ”we,” “us,” and “our” or similar terms are to be DIAMANTE MINERALS, INC.

The Company

We were incorporated in the State of Nevada on October 26, 2010. On March 11, 2014, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to (i) change our name from "Oconn Industries Corp." to "Diamante Minerals, Inc." and (ii) increase the number of authorized shares of our common stock from 75,000,000 shares to 300,000,000 shares.

Our Company is an exploration stage company; at present, there is no assurance that a commercially viable mineral deposit exists on the properties comprising the Batovi Diamond Project in which we hold the right to earn up to a 49% indirect interest, as described in more detail below.

We currently have no interests in any other mineral exploration projects.

Our executive offices are located at 203 - 1634 Harvey Ave, Kelowna, BC, Canada, V1Y 6G2. Our telephone number is: (250) 860-8599. Our website is www.diamante-minerals.com.

Summary

On February 10, 2014, we entered into a letter agreement with Mineracao Batovi Ltda. (“Mineracao Batovi”), a Brazilian mineral exploration and mining company, to acquire up to a 75% interest in a diamond exploration project located to the north of Paranatinga in Mato Grosso, Brazil (the "Batovi Diamond Project") and form a joint venture valued at approximately $12 million. We currently hold a 2.4% interest in Mineracao Batovi, having purchased that interest from a former shareholder for $30,000. The letter agreement was superseded by a definitive agreement with Mineracao Batovi that was executed and delivered on November 20, 2014 and which agreement was superseded by an amended and restated joint venture agreement with Mineracao Batovi and Dr. Charles Fipke as the shareholder of Mineracao Batovi dated January 25, 2017. As described in more detail below, we have the right to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017 in order to acquire an initial 17.6% equity interest in that company. Mineracao Batovi holds the mineral claims underlying the Batovi Diamond Project. We may earn an additional 29% equity interest in Mineracao Batovi by funding a further $2,000,000 of exploration expenses no later than November 20, 2019. If we only fund a portion of the $1,000,000 or $2,000,000 referred to we will acquire a pro rata portion of the equity interest available to be acquire.

Pursuant to an agreement dated January 22, 2016, we have acquired a limited royalty on the first 2,000 ounces of gold that may be produced per month at Petaquilla Minerals Ltd.’s Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama. Our royalty right is contingent on our advancing to Blendcore LLC, as borrower and as the operator of certain proposed operations at the Molejon Gold Mine, the final tranche of a loan in the total principal amount of $250,000. The funds are to be advanced in accordance with a budget for the restart of processing of stockpiled ore at the Mine, which has been annexed to the loan agreement dated January 22, 2016 among our Company, Blendcore and Petaquilla Minerals’ subsidiary, Petaquilla Gold, S.A. As of July 31, 2016, our Company had advanced $215,000 to Blendcore under the loan agreement. Subsequent to our advancing the monies to Blendcore progress has been slow in advancing the restart. Separate and apart from the issues arising with respect to the loan to Blendcore, we have engaged a law firm in Panama to pursue the acquisition of the Molejon Gold Mine. Representatives of this firm are in discussions with a committee formed by the Panamanian government to oversee the transfer of interests of the Molejon Gold Mine.

For a more detailed description see “Description of Business.”

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THE OFFERING

Issuer:	DIAMANTE MINERALS, INC.

Common stock offered by us:	10,000,000 shares.

Common stock outstanding before the offering:	52,042,286 shares.

Common stock to be outstanding after the offering:	62,042,286 shares, assuming all the shares offered hereby are sold.

Use of proceeds:	We expect to receive net proceeds from this Offering of approximately $1 ,603,904 , assuming an offering price of $0.16341 per share, as set forth on the cover page of this prospectus, assuming all the shares offered hereby are sold.

We intend to apply the net proceeds of the Offering toward: (i) funding the acquisition of the initial 17.6% equity interest in Mineracao Batovi (ii) working capital and (iii) expanding our business plan. For a complete discussion please see “Use of Proceeds.”

Dividend policy:	We have not declared or paid any dividends on our common stock since our inception, and do not anticipate any such dividends in the foreseeable future.

Market for Common Stock:

We expect to receive net proceeds from this Offering of approximately $1,603,904 , assuming an offering price of $ 0.16341 per share, as set forth on the cover page of this prospectus, assuming all the shares offered hereby are sold.

Our common stock is presently quoted on the OTC Market Group’s OTCQB tier under the symbol “DIMN.” On February 15 , 2017, the closing bid price on the OTCQB tier for our common stock was $ 0.16341 .

Risk factors:

Investing in our common stock involves a high degree of risk. See “Risk Factors”, and other information set forth in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY, BUSINESS AND INDUSTRY

Evaluating our future performance may be difficult since we are a company with negative cash flow and accumulated deficit to date.

We have entered into a Joint Venture Agreement dated November 20, 2014 which was superseded and replaced by an amended and restated joint venture agreement (the “Amended Joint Venture Agreement”) dated January 25, 2017 pursuant to which we have the right to contribute $1,000,000 in cash on or before June 30, 2017 to Mineracao Batovi Ltda., a Brazilian company which holds the mineral claims underlying the Batovi Diamond Project, in return for a 17.6% equity interest in Mineracao Batovi. This would be in addition to the 2.4% interest we currently hold. However, since our inception on October 26, 2010 through July 31, 2016, we have incurred a net loss of $1,440,557. As a result of our limited financial and operating history, including our negative cash flow and net losses to date, it may be difficult to evaluate our future performance. Failure to contribute the $1,000,000 on or before June 30, 2017 will result in the termination of the Amended Joint Venture Agreement.

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There is no assurance that we will be successful in securing financing, and substantial doubt exists as to our ability to continue our operations over the next twelve months.

The continuation of our Company as a going concern is dependent upon our ability to obtain adequate financing. We anticipate that we will need $2,400,000 to fund the next 12 months of our operations, which amount includes the $1,000,000 in cash that we would have to contribute to Mineracao Batovi on or before June 30, 2017 in order to earn our initial 20% interest in that company, and the balance of $35,000 that we have agreed to advance to Blendcore LLC as part of a loan in the total principal amount of $250,000. However, given our limited financial and operating history, there is no assurance that we will be successful in securing any form of financing. Accordingly, substantial doubt exists as to whether we will be able to continue our operations over the next twelve months.

Even if we are successful in acquiring our initial interest in Mineracao Batovi, our reliance on equity financings is expected to continue, and there is no assurance that such financing will be available when required.

Even if we are successful in acquiring our initial interest in Mineracao Batovi, our reliance on equity financings is expected to continue for the foreseeable future, and the availability of such financing will be dependent on many factors beyond our control including, but not limited to, the market price of diamonds, the volatility in the global financial markets affecting our stock price and the status of the worldwide economy, any one of which may cause significant challenges in our ability to access additional financing, including access to the equity and credit markets.

Diamond exploration and mining activities are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts. Furthermore, exploration programs conducted on the Batovi Diamond Project may not result in the establishment of ore bodies that contain commercially recoverable diamonds.

Diamond exploration and mining activities are inherently subject to numerous significant risks and uncertainties, many beyond our control, including, but not limited to: (i) unanticipated ground and water conditions; (ii) unusual or unexpected geological formations; (iii) the occurrence of unusual weather or operating conditions and other force majeure events; (iv) lower than expected ore grades; (v) industrial accidents; (vi) delays in the receipt of or failure to receive necessary government permits; (vii) delays in transportation; (viii) availability of contractors and labor; (ix) government permit restrictions and regulation restrictions; (x) unavailability of materials and equipment; and (xi) the failure of equipment or processes to operate in accordance with specifications or expectations. These risks and uncertainties could result in: delays, reductions or stoppages in exploration or development work and any future mining activities; increased capital and/or extraction costs; damage to, or destruction of, the Batovi Diamond Project, extraction facilities or other properties; personal injuries; environmental damage; monetary losses; and legal claims.

Success in diamond exploration and mining is dependent on many factors, including, without limitation, the experience and capabilities of a company’s management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program. Even if an exploration program is successful and commercially recoverable diamond- or gold-bearing ore bodies are established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the diamonds cease to be economically recoverable.

Diamond exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable diamonds, in which case the project may be abandoned and written-off. Furthermore, Mineracao Batovi will not be able to benefit from exploration efforts and recover the expenditures that are incurred on exploration programs if Mineracao Batovi does not establish ore bodies that contain commercially recoverable diamonds and develop the Batovi Diamond Project into profitable mining activities, and there is no assurance that Mineracao Batovi will be successful in doing so.

Whether an ore body contains commercially recoverable diamonds depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the ore body such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of diamonds, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

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Our ability to earn a royalty in respect of gold produced from the Molejon Gold Mine is subject to certain risks and contingencies, including the ability of the operator to recover sufficient quantities of gold from stockpiled ore over the life of the royalty from the planned processing operations.

In regards to the Loan Agreement with Blendcore and Petaquilla Gold, our Company bears the risk that the planned processing of stockpiled ore at the Molejon Gold Mine will not recover sufficient quantities of gold to cover the repayment of the loan, in either the initial royalty term or, if needed, the extended royalty term. The loan has been guaranteed by Petaquilla Gold, as the title holder of the property, and is secured by a first charge over that portion of stockpiled ore on the title holder’s mine site. Should the agreement reach this point, our Company would bear the same risks faced by Blendcore and Petaquilla Gold, as operator and title holder, respectively, of having to process the stockpiled ore including, without limitation (i) the particular attributes, including material changes to those attributes, of the stockpile such as recovery rates and ability to procure infrastructure to process it; (ii) the market price of gold, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, taxes, land tenure and transportation.

Petaquilla Minerals Ltd., the indirect owner of the Molejon Gold Mine, was delisted from the Toronto Stock Exchange in 2015 and has had its registration under section 12 of the Exchange Act revoked. It is unclear what impact, if any, Petaquilla Minerals’ circumstances - including any potential solvency issues - will have on the planned ore processing operations at the Molejon Gold Mine, or on Petaquilla Gold’s interests in the Molegjon Gold Mine.

Petaquilla Gold, the owner of minerals sourced from the Molejon Gold Mine, is a subsidiary of Petaquilla Minerals Ltd., a British Columbia company whose common shares were delisted from the Toronto Stock Exchange in 2015, and whose registration under the Exchange Act was revoked by the SEC on September 23, 2016 pursuant to section 12(j) of the Exchange Act. Petaquilla Minerals’ ability to continue as a going concern is unclear to our Company’s management, and it is unclear what impact, if any, Petaquilla Minerals’ circumstances - including any potential solvency issues - will have on the planned ore processing operations at the Molejon Gold Mine, and whether Petaquilla Gold’s interests in the Molejon Gold Mine will be subject to claims by third parties.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against certain risks including general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations, however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our or Mineracao Batovi’s exploration activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Mineracao Batovi holds mineral rights in Brazil, a foreign jurisdiction which could be subject to additional risks due to political, taxation, economic and cultural factors.

Our business plan contemplates our acquisition of an initial 20% equity interest in Mineracao Batovi, a company incorporated in Brazil. Operations in foreign jurisdictions outside of the U.S., especially in developing countries, may be subject to additional risks as they may have different political, regulatory, taxation, economic and cultural environments that may adversely affect the value or continued viability of our rights. These additional risks include, but are not limited to: (i) changes in governments or senior government officials; (ii) changes to existing laws or policies on foreign investments, environmental protection, mining and ownership of mineral interests; (iii) renegotiation, cancellation, expropriation and nationalization of existing permits or contracts; (iv) foreign currency controls and fluctuations; and (v) civil disturbances, terrorism and war.

In the event of a dispute arising from our anticipated future involvement in the Batovi Diamond Project, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States or Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity. Any adverse or arbitrary decision of a foreign court may have a material and adverse impact on our business, prospects, financial condition and results of operations.

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The title to Mineracao Batovi’s mineral property interests may be challenged.

Although we have undertaken reasonable due diligence to confirm that Mineracao Batovi has taken reasonable measures to ensure proper title to its interests in the Batovi Diamond Project and other assets, there is no guarantee that the title to any of such interests will not be challenged. No assurance can be given that Mineracao will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to it, or that governments in the jurisdictions in which it operates will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants. Mineracao Batovi’s mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of Mineracao Batovi’s claims could result in it being unable to explore or operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success is dependent on the efforts, abilities and continued service of certain senior officers and key employees and consultants. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement.

Certain directors and officers may be subject to conflicts of interest.

Our sole director, who also serves as our Chief Executive Officer, and our Chief Financial Officer are involved in other business ventures including similar capacities with other private or publicly-traded companies. Such individuals may have significant responsibilities to these other business ventures, including consulting relationships, which may require significant amounts of their available time. Conflicts of interest may include decisions on how much time to devote to our business affairs and what business opportunities should be presented to us. For example, a conflict of interest might arise where our sole director or our Chief Financial Officer becomes aware of a corporate opportunity that would be interest not only to our Company, but also to another mining company of which he or she is also a director or officer; or it is foreseeable that our Company could become involved in a mineral property option or joint venture agreement in respect of a mineral exploration or mine development project in which such a company holds an interest. For a description of the directorships and/or offices held by our sole director and our Chief Financial Officer in other companies engaged in natural resource exploration and development and related industries, please see the discussion under the heading, “Directors, Executive Officers and Corporate Governance - Directors and Executive Officers.”

The laws of the State of Nevada and our Articles of Incorporation may protect our directors and officers from certain types of lawsuits.

The laws of the State of Nevada provide that our sole director and officers will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as directors and officers of the Company. Our Bylaws provide for broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. These indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, and may have the effect of preventing stockholders from recovering damages against our directors and officers caused by their negligence, poor judgment or other circumstances.

Our sole director and our officers are residents outside of the U.S., and it may be difficult for stockholders to enforce within the U.S. any judgments obtained against such director or officers.

Our sole director, who also serves as our Chief Executive Officer, and our Chief Financial Officer are nationals and/or residents of countries other than the U.S., and all or a substantial portion of such persons' assets are located outside of the U.S. As a result, it may be difficult for investors to effect service of process on such director and officers, or enforce within the U.S. any judgments obtained against such director and officers, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Consequently, stockholders may be effectively prevented from pursuing remedies against such director and officers under U.S. federal securities laws. In addition, stockholders may not be able to commence an action in a Canadian court predicated upon the civil liability provisions under U.S. federal securities laws.

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Our management has determined that our disclosure controls and procedures, and our internal control over financial reporting are not effective. In any event disclosure controls and procedures and internal control over financial reporting, no matter how well designed and operated, are designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Management’s evaluation on the effectiveness of disclosure controls and procedures is designed to ensure that information required for disclosure in our public filings is recorded, processed, summarized and reported on a timely basis to our senior management, as appropriate, to allow timely decisions regarding required disclosure. Management’s report on internal control over financial reporting is designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported. Our management has concluded that our disclosure controls and procedures, and our internal control over financial reporting, were ineffective as of the end of our fiscal year ended July 31, 2016. In any event, any system of controls, no matter how well designed and operated, is based in part upon certain assumptions designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness. Our failure to maintain effective disclosure controls and procedures may result in our inability to continue meeting our reporting obligations in a timely manner, qualified audit opinions or restatements of our financial reports, any one of which may affect the market price for our common stock and our ability to access the capital markets.

Risks Related to the Offering and Our Common Stock

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

Our common stock currently constitutes “penny stock”. Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” In particular, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

In the event that an investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, the investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, a return on investment will be solely determined by the ability to sell the shares in the secondary market.

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Historically, the market price of our common stock has been and may continue to fluctuate significantly.

Our stock is thinly traded and trading in our stock is volatile. In addition, the global markets generally have experienced significant and increased volatility in the past, and have been impacted by the effects of mass sub-prime mortgage defaults and liquidity problems of the asset-backed commercial paper market, resulting in a number of large financial institutions requiring government bailouts or filing for bankruptcy. The effects of these past events and any similar events in the future may continue to or further affect the global markets, which may directly affect the market price of our common stock and our accessibility for additional financing. Although this volatility may be unrelated to specific company performance, it can have an adverse effect on the market price of our shares which, historically, has fluctuated significantly and may continue to do so in the future.

In addition to the volatility associated with general economic trends and market conditions, the market price of our common stock could decline significantly due to the impact of any one or more events, including, but not limited to, the following: (i) our inability to raise the financing required to fund the acquisition of our initial 20% equity interest in Mineracao Batovi; (ii) changes in the global market for diamonds; (iii) failure to meet market expectations on Mineracao Batovi’s exploration activities; (iv) sales of a large number of our shares held by certain stockholders including institutions and insiders; (v) legal claims brought forth against us; and (vi) introduction of technological innovations by competitors or in competing technologies.

A prolonged decline in the market price of our common stock could affect our ability to obtain additional financing which would adversely affect our operations.

Historically, we have relied on equity financing as the primary source of funding. A prolonged decline in the market price of our common stock or a reduction in our accessibility to the global markets may result in our inability to secure the financing required to fund the acquisition of our initial 20% equity interest in Mineracao Batovi, or to seek additional financing, which would have an adverse effect on our operations.

Additional issuances of our common stock may result in significant dilution to our existing shareholders and reduce the market value of their investment.

We are authorized to issue 300,000,000 shares of common stock of which 52,042,286 shares were issued and outstanding as of February 15 , 2017. Future issuances for financings, mergers and acquisitions, exercise of stock options and share purchase warrants and for other reasons may result in significant dilution to and be issued at prices substantially below the price paid for our shares held by our existing stockholders. Significant dilution would reduce the proportionate ownership and voting power held by our existing stockholders, and may result in a decrease in the market price of our shares.

Our future results may vary significantly which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The shares of common stock offered hereunder are being offered by our officer and directors. We have not retained an underwriter to assist in offering the shares of common stock. Our officers and directors have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the common stock.

9

Our shares are currently quoted on the OTCQB, but our securities will not be eligible for quotation if we are not current in our filings with the Securities and Exchange Commission.

As an OTCQB company, we are required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation over-the-counter. In the event that we become delinquent in our required filings with the Securities and Exchange Commission (“SEC”), quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

We are classified as a “Smaller Reporting Company,” and we cannot be certain if the reduced disclosure requirements applicable to such classifications will make our common stock less attractive to investors.

We are currently a “Smaller Reporting Company” (“SRC”). SRCs are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

As a result of our connections to British Columbia, Canada the Offering is only available to investors who qualify as “accredited investors” under British Columbia securities legislation.

As a result of our head office being in Kelowna, British Columbia, Canada, and our Chief Executive Officer and Chief Financial Officer being residents of British Columbia, the British Columbia Securities Commission takes the position that any offering of our stock, even if to investors outside of British Columbia, is subject to the securities legislation of British Columbia (the “BC Act”). Under the BC Act the Offering must be done pursuant to a prospectus under the BC Act or pursuant to an exemption from the prospectus requirements of the BC Act. We are relying on an exemption which requires that investors in the Offering be “accredited investors” as that term is defined under the BC Act and as set forth in the Subscription Agreement. As a result the Offering is only available to investors who qualify as accredited investors under the BC Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance;

•	management’s plans and objectives for future operations;

•	uncertainties associated with product research and development;

•	uncertainties associated with dependence upon the actions of government regulatory agencies;

•	product plans and performance;

•	management’s assessment of market factors; and

•	statements regarding our strategy and plans.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements.

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TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

Proceeds

Because the offering is a “best efforts” offering, we are presenting this information assuming that we sell 10%, 50% and 100% of the 10,000,000 shares offered by the Company. Any proceeds received by us pursuant to the Offering may be used for general corporate purposes and working capital, acquisitions or assets, business or operations or for other purposes the Board of Directors, in good faith, deems to be in the best interest of the Company.

Percent of Shares Offered by Company Purchased	10%	50%	100%
Gross Proceeds from Company offering	$163,410	$817,050	$1,634,100
Estimated Expenses of Offering(1)	$30,196	$30,196	$30,196
Net proceeds from the Offering	$133,214	$786 , 854	$1,603,904

___________

(1)

Includes expenses associated with the Offering, including but not limited to, accounting costs and fees associated with the Offering, including but not limited to, EDGAR filing fees, blue sky filing fees, and transfer agent processing and printing fees.

Estimated Use of Proceeds

We intend to use substantially all of the proceeds from this Offering, net of expenses, to fund the purchase of the initial 17.6% interest in the Mineracao Batovi and provide working capital for the Company. There can be no assurance that we will be able to sell all of the shares offered by the Company. If we sell only a portion of the shares offered hereby, we may be unable to achieve our business objectives. We will continue to use Offering proceeds in accordance with our business strategy. See the section entitled “Our Business.” In addition, we anticipate it will take us between twelve and twenty- four months after concluding the Offering to use substantially all of the net proceeds of the offering in accordance with our business strategy. We cannot assure you we will achieve our targeted timeline.

Expenses

Presently we are financing corporate operations from existing working capital. We will be responsible for all costs associated with its operations, including auditing and brokerage fees, travel expenses and salaries.

Management will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to use the proceeds to fund the purchase of the initial 17.6% interest in the Mineracao Batovi and to finance working capital needs.

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PLAN OF DISTRIBUTION

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 10,000,000 shares of common stock. The offering price is $0.16341 per share. The offering will be for a period of 180 days from the effective date of this prospectus, unless terminated prior to such time or closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 10,000,000 shares. In addition, our board of directors may extend the offering for an additional 90 days. There are no specific events which might trigger our decision to terminate the offering. The shares are being offered by us on a direct primary, self-underwritten basis (that is, without the use of a broker-dealer) and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for the purposes set forth in “Use of Proceeds”. We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and “good funds” are received in our account. We will sell the shares in this offering through our officers and directors, who intend to offer them using this prospectus and a subscription agreement as the only materials to offer potential investors. The officers and directors that offer shares on our behalf may be deemed to be underwriters of this offering within the meaning of Section 2(11) of the Securities Act. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a)4-1 in that:

•	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his or her participation;

•	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

•	They are not, at the time of their participation, an associated person of a broker-dealer; and

•	They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a) (4)(iii).

As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

Terms of the Offering

The shares being offered by the Company will be sold at the fixed price of $0.16341  per share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable. This offering will commence promptly on the date upon which the registration statement is declared effective and will conclude upon the earlier of (i) the date on which all 10,000,000 shares have been sold, or (ii) 180 days after this registration statement becomes effective with the SEC. We may at our discretion extend the offering for an additional 90 days. If our Board votes to extend the offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period.

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Deposit of Offering Proceeds

This is a direct primary, self-underwritten basis offering, so we are not required to sell any specific number or dollar amount of securities, but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account, which means that all funds collected for subscriptions will be immediately available to us for use in the implementation of our business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares being sold by us in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check or wire transfer payable to Diamante Minerals, Inc. Subscriptions, once received and accepted by us, are irrevocable. Our transfer agent, Globex Transfer, LLC, will issue common stock subscribed for in this offering promptly after we accept subscriptions from investors. Securities purchased by investors in this offering will remain outstanding upon its termination regardless of the number of shares subscribed for.

ERISA Considerations

Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

Marketability

Our common stock is currently quoted on the OTCQB tier of the OTC Markets. The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange. Notwithstanding our shares being quoted on the OTC Markets, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

Application of British Columbia Securities Legislation

As a result of our head office being in Kelowna, British Columbia, Canada, and our Chief Executive Officer and Chief Financial Officer being residents of British Columbia, the British Columbia Securities Commission takes the position that any offering of our stock, even if to investors outside of British Columbia, is subject to the securities legislation of British Columbia (the “BC Act”). Under the BC Act, the Offering must be done pursuant to a prospectus under the BC Act or pursuant to an exemption from the prospectus requirements of the BC Act. We are relying on an exemption which requires that investors in the Offering be “accredited investors” as that term is defined under the BC Act and as set forth in the Subscription Agreement. As a result, the Offering is only available to investors who qualify as accredited investors under the BC Act.

We are an “OTC reporting issuer” as defined in Multilateral Instrument 51-105 – Issuers Quoted in the U.S. Over-the-Counter Markets (“MI 51-105”), as adopted by Canadian securities administrators in all jurisdictions of Canada other than Ontario. MI 51-105 imposes significant resale restrictions (including the requirement to imprint certificates representing our common stock with a restrictive legend in prescribed form) with respect to any securities that we offer to residents of such Canadian jurisdictions pursuant to exemptions from applicable Canadian prospectus requirements. Therefore, although the Offering is being made in reliance on an exemption from the prospectus requirements of the BC Act, the common stock that is being offered pursuant to this Offering may not be purchased, directly or indirectly, by any resident of Canada.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock, however the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Registration Statement of which this Prospectus is a part.

Authorized and Outstanding Securities

We have the authority to issue up to 300,000,000 shares of Common Stock, $0.001 par value. As of February 15 , 2017, there were 52,042,286 shares of Common Stock issued and outstanding. We are not authorized to issue any preferred stock.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. There is a limited public market for our Common Stock.

Warrants and Stock Options

There were no warrants or stock options outstanding and there was no expense related to warrants or stock options.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We intend to retain earnings, if any, for use in its business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, O’Neal Law Office will provide opinions regarding the validity of the shares of our Common Stock.

EXPERTS

The consolidated financial statements of Diamante Minerals, Inc. as of July 31, 2016 and 2015, and for the years then ended included in this prospectus and the registration statement have been audited by Davidson & Company, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report and given upon the authority of said firm as experts in accounting and auditing.

14

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in the Company.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on October 26, 2010. On March 11, 2014, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to (i) change our name from "Oconn Industries Corp." to "Diamante Minerals, Inc." and (ii) increase the number of authorized shares of our common stock from 75,000,000 shares to 300,000,000 shares.

On February 10, 2014, we entered into a letter agreement with Mineracao Batovi Ltda. (“Mineracao Batovi”), a Brazilian mineral exploration and mining company, to acquire up to a 75% interest in a diamond exploration project located to the north of Paranatinga in Mato Grosso, Brazil (the "Batovi Diamond Project") and form a joint venture valued at approximately $12 million. The letter agreement has been superseded by our definitive agreement with Mineracao Batovi that was executed and delivered on November 20, 2014 and further superseded by an amended and restated joint venture agreement with Mineracao Batovi and Dr. Charles Fipke, the shareholder of Mineracao Batovi, dated January 25, 2017 which provided for us to have the right to acquire up to a 49% interest in the Mineracao Batovi, which includes the 2.4% interest we previously acquired from a former shareholder for $30,000. As described in more detail below, we will be required to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017 in order to acquire an initial 17.6% equity interest in that company. Mineracao Batovi holds the mineral claims underlying the Batovi Diamond Project. We may earn an additional 29% equity interest in Mineracao Batovi by funding a further $2,000,000 of exploration expenses no later than November 20, 2019. If we only fund a portion of the $1,000,000 or $2,000,000 referred to we will acquire a pro rata portion of the equity interest available to be acquired.

Our Company is an exploration stage company; at present, there is no assurance that a commercially viable mineral deposit exists on the properties comprising the Batovi Diamond Project in which we hold the right to earn up to a 49% indirect interest, which includes the 2.4% interest we already hold.

Pursuant to an agreement dated January 22, 2016, we have acquired a limited royalty on the first 2,000 ounces of gold that may be produced per month at Petaquilla Minerals Ltd.’s Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama. Our royalty right is contingent on our advancing to Blendcore LLC, as borrower and as the operator of certain proposed operations at the Molejon Gold Mine, the final tranche of a loan in the total principal amount of $250,000. The funds are to be advanced in accordance with a budget for the restart of processing of stockpiled ore at the Mine, which has been annexed to the loan agreement dated January 22, 2016 among our Company, Blendcore and Petaquilla Minerals’ subsidiary, Petaquilla Gold, S.A. As of July 31, 2016, our Company had advanced $215,000 to Blendcore under the loan agreement. Subsequent to our advancing the monies to Blendcore progress has been slow in advancing the restart. Separate and apart from the issues arising with respect to the loan to Blendcore, we have engaged a law firm in Panama to pursue the acquisition of the Molejon Gold Mine. Representatives of this firm are in discussions with a committee formed by the Panamanian government to oversee the transfer of interests of the Molejon Gold Mine.

We currently have no interests in any other mineral exploration projects.

Competition

The mining industry is intensely competitive in all its phases and the Company competes with other companies that have greater financial resources and technical capacity. The Company continues to compete with a number of companies for the acquisition of mineral properties. The ability for the Company to replace or increase its mineral reserves and mineral resources in the future will depend on its ability to develop its present properties and also to select and acquire economic producing properties or prospects for diamond extraction.

15

Licenses, permits and approvals

The Company's operations require licenses, permits and approvals from various governmental authorities. Such licenses and permits are subject to change in various circumstances and certain permits and approvals are required to be renewed from time to time. Additional permits or permit renewals will need to be obtained in the future. The granting, renewal and continued effectiveness of these permits and approvals are, in most cases, subject to some level of discretion by the applicable regulatory authority. Certain governmental approval and permitting processes are subject to public comment and can be appealed by project opponents, which may result in significant delays or in approvals being withheld or withdrawn.

Should the Company not be able to obtain or maintain all necessary licenses and permits as are required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development, or to maintain continued operations that economically justify the cost, it could materially and adversely affect the Company's operations.

Foreign operations risk

The Company's current potential significant projects are located in Brazil. Foreign countries exposes the Company to risks that may not otherwise be experienced if its operations were domestic. The risks include, but are not limited to, environmental protection, land use, water use, health safety, labor, restrictions on production, price controls, currency remittance, and maintenance of mineral tenure and expropriation of property. For example, changes to regulations in Brazil relating to royalties, allowable production, importing and exporting of diamonds and environmental protection, may result in the Company not receiving an adequate return on investment capital.

Although the operating environments in Brazil is considered favorable compared to those in other developing countries, there are still political risks. These risks include, but are not limited to: terrorism, hostage taking, military repression, expropriation, extreme fluctuations in currency exchange rates, high rates of inflation and labor unrest. Changes in mining or investment policies or shifts in political attitudes in these countries may also adversely affect the Company's business. In addition, there may be greater exposure to a risk of corruption and bribery (including possible prosecution under the federal Corruption of Foreign Public Officials Act). Also, in the event of a dispute arising in foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts and may be hindered or prevented from enforcing its rights. Furthermore, it is possible that future changes in taxes in any of the countries in which the Company operates will adversely affect the Company's operations and economic returns.

Intellectual Property

We have no intellectual property.

Employees

We have no employees other than our executive officer, who is our sole director, and our chief financial officer. All functions including development, strategy, negotiations and administration are currently being provided by our executive officer.

DESCRIPTION OF PROPERTIES

Our executive offices are located at 203 - 1634 Harvey Ave, Kelowna, BC, Canada, V1Y 6G2. We believe that this office space will be adequate for the foreseeable future.

16

As described under the heading “Plan of Operation” below, our Company has entered into a definitive Amended Joint Venture Agreement with Mineracao Batovi pursuant to which we may acquire up to a 49% interest in the Batovi Diamond Project through the acquisition of shares in Mineracao Batovi, which interest is in addition to the 3% interest in Mineracao Batovi which we currently hold. This project covers 21 claims held by Mineraco Batovi as federal exploration licenses, covering a total area of approximately 109,688 hectares, as more particularly described in the following table and map:

Township/Area	Claim Number	Recording Date	Expiration Date (mm/dd/yy)	Area (hectares)
Mato Grosso	866.467/2011	05/30/2011	2/9/2019	3,051.04
Mato Grosso	866.468/2011	05/30/2011	2/3/2018	348.13
Mato Grosso	866.469/2011	05/30/2011	5/5/2018	8,414.68
Mato Grosso	866.544/2011	06/22/2011	3/9/2018	1,446.25
Mato Grosso	866.545/2011	06/22/2011	3/9/2018	9,934.17
Mato Grosso	866.560/2011	06/28/2011	3/9/2018	5,026.23
Mato Grosso	866.561/2011	06/28/2011	3/9/2018	9,439.19
Mato Grosso	866.562/2011	06/28/2011	3/9/2018	4,113.14
Mato Grosso	866.563/2011	06/28/2011	3/9/2018	7,112.30
Mato Grosso	866.564/2011	06/28/2011	3/9/2018	3,511.58
Mato Grosso	866.565/2011	06/28/2011	3/9/2018	1,371.85
Mato Grosso	866.566/2011	06/28/2011	3/9/2018	6,861.69
Mato Grosso	866.567/2011	06/28/2011	3/9/2018	3,569.48
Mato Grosso	866.568/2011	06/28/2011	3/9/2018	4,424.19
Mato Grosso	866.569/2011	06/28/2011	3/9/2018	1,311.55
Mato Grosso	866.570/2011	06/28/2011	3/9/2018	5,357.18
Mato Grosso	866.571/2011	06/28/2011	5/5/2018	9,534.95
Mato Grosso	866.572/2011	06/28/2011	2/9/2019	3,322.88
Mato Grosso	866.573/2011	06/29/2011	3/9/2018	7,199.99
Mato Grosso	866.574/2011	06/30/2011	3/9/2018	5,776.71
Mato Grosso	867.453/2010	05/06/2010	2/3/2018	8,560.40

				109,687.58

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866.544/2011
866.545/2011
866.566/2011
866.568/2011
866.467/2011
866.574/2011
866.573/2011
867.453/2010
866.563/2011
866.562/2011
866.468/2011
866.564/2011
866.572/2011
866.560/2011
866.565/2011
866.561/2011
866.567/2011
866.469/2011
866.570/2011
866.569/2011
866.571/2011
BRAZIL
COLOMBIA
SUR
BOLIVIA
ANDES
BRAZILIAN HIGHLANDS
Rio de
São Paulo
Batovi Project

Legend

Mineral Claims

Rivers

0 500 1,000 2,000 3,000 4,000 Km

Diamante Minerals Inc.

Batovi Project

Central Brazil

Mineral Claims

Datum: WGS 1984

Date: Jan 26 2016

Scale: 1:350,000

Figure: 1

We currently hold an indirect 2.4% interest in the Batovi Diamond Project as a result of our holding a 2.4% interest in Mineracao Batovi. Pursuant to the Amended Joint Venture Agreement, we have the right to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017 in order to acquire a 17.6% equity interest in that company. If we only contribute a portion of the $1,000,000 we will acquire a pro rata portion of the 17.6% equity interest. As Mineracao Batovi holds the rights to the Batovi Diamond Project, our interest in the Batovi Diamond Project would be limited to our shareholdings in Mineracao Batovi.

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The Batovi Diamond Project

The Batovi Diamond Project is located in the State of Mato Grosso, in west-central Brazil, approximately 360 kilometers northeast of Cuiaba, the state capital.

The Batovi Diamond Project is accessible from Cuiaba by main and secondary roads. One would travel east from Cuiaba on paved road BR-070 220 kilometers to Primavera do Leste before heading 140 kilometers north on partially paved road MT-130 to Paranatinga. An all-weather gravel road connects Paranatinga to the project area, which lies 120 kilometers to the north.

In addition, Paranatinga has an airport that is suitable for charter aircraft.

Currently there is no plant or equipment on the project site.

In Brazil, exploration licenses are issued by the Director General of the Departamento Nacional de Produção Mineral (translated as the National Department of Mineral Production and referred to in this quarterly report as the “DNPM”). An exploration license is granted for an initial term of up to three years and can be renewed once if the license holder submits an interim report on the exploration work completed to date which justifies further exploration.

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An annual exploration fee must be paid to the DNPM to keep an exploration license in good standing. The exploration fee is assessed at the rate of R$2.02 per hectare for each year during the initial term of the license, and at the rate of R$3.95 per hectare for each year during the renewal term. Mineracao Batovi has provided documentation to us evidencing that its exploration licenses comprising the Batovi Diamond Project are in good standing.

The Batovi Diamond Project represents an opportunity for the potential discovery of primary diamond bearing kimberlite intrusives. Due diligence documents provided by Mineraco Batovi confirm that the general area is host to over 40 known kimberlite intrusives which were discovered by DeBeers and Rio Tinto who explored the area between 1967 to about 1997. Historically, a number of the kimberlites were evaluated as possible sources of large, high quality alluvial diamonds found in the area in small, artisanal alluvial mining operations. Although limited testing of the discovered kimberlites returned a few small stones from some of the kimberlites, they were generally not found to be significantly diamondiferous. This suggests that diamond bearing kimberlites which are the source of the large alluvial diamonds found in the project area have yet to be discovered.

Mineracao Batovi has followed up this historic work with limited exploration activities at a cost of approximately CDN$4.7 million, and has identified possible individual diamond indicator mineral trains on the property.

Since we have not funded the $1,000,000 payment required to be made to Mineracao Batovi in order to acquire our initial 17.6% equity interest in the Batovi Diamond Project, we are not in a position to assume our duties as the operator as contemplated by the Joint Venture Agreement. However, if we are able to fund such $1,000,000, we anticipate that a majority of the proceeds will be applied to fund exploration work aimed at defining the potential source kimberlites of the indicator mineral trains.

Typically, geophysical surveys are used to locate potential kimberlites. Geophysical surveys measure the physical properties of the rocks below them. It is hoped that the kimberlites would have contrasting physical properties to the surrounding rocks. The proposed geophysical survey would detect both the conductivity and magnetic signature of the underlying rocks. It is expected that the kimberlites would differ from the surrounding host rocks in terms of these physical properties.

If we earn our initial 20% equity interest in Mineracao Batovi and assume our role as the operator of the project, we anticipate that our first step will be to commission an airborne electromagnetic geophysical survey over certain areas preliminarily identified by Mineracao Batovi as having the potential to host diamond bearing kimberlites. Mobilizing an airborne survey system to the project area could take a couple of months after execution of the survey contract. The airborne survey itself should take less than a month. Thereafter, the survey data will have to be extensively manipulated to allow its use. We anticipate that such analytical manipulation would require one to two months to complete. We estimate that the airborne survey will cost approximately $500,000.

Any priority targets identified by the airborne survey will need to be tested, likely by drilling. The length and scope of any such drill program - and the appropriate drill and associated equipment required - will depend on the nature and number of targets, but we anticipate that it would likely take several months to complete. Until the results of the geophysical survey are complete, it is difficult to ascertain what the cost of this target testing phase will be, but we estimate that the initial round of drilling will likely cost between $300,000 to $500,000.

Any future work would be contingent upon the initial round of testing generating positive results. Should a kimberlite be discovered with potentially economic diamond content, we expect that the next phases of work would be delineation drilling followed by bulk sampling and, if warranted, a feasibility study.

The Batovi Diamond Project is centered on the perennial Batovi River; it is conceivable that this would provide a water source for any future operations. We have not investigated what steps would be required or what arrangements will have to be made to secure water rights.

There is currently no power grid at the project area. If future exploration activities justify development at the project site which will give rise to substantial power requirements, diesel generators will have to be installed, or arrangements will have to be made to fund the extension of the power grid from Paranatinga which is located 120 kilometers to the south of the project area.

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LEGAL PROCEEDINGS

We are not currently a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted under the symbol “DIMN” on the OTCQB marketplace. The following table reflects on a per share basis the reported high and low bid prices of our Common Stock for each quarter for the period indicated as reported by the OTCQB. Such prices are inter-dealer prices without retail mark-up, mark-down, or commission and may not represent actual transactions.

YEAR ENDED JULY 31, 2016

QUARTER ENDED	HIGH	LOW
January 31, 2016	$0.8499	$0.393
April 30, 2016	$0.55	$0.18

YEAR ENDED JULY 31, 2015

QUARTER ENDED	HIGH	LOW
October 31, 2014	$3.20	$1.73
January 31, 2015	$3.09	$1.01
April 30, 2015	$2.29	$0.90
July 31, 2015	$1.35	$0.4303

On February 15 , 2017, the closing per share price for our common stock was $0.16341 .

Holders of Common Stock

On February 15 , 2017, we had 24 shareholders, which number changes from day to day based on market activity.

Dividends

We have never paid dividends on our stock and have no plans to pay dividends in the near future. We intend to reinvest earnings, when and if obtained, in the continued development and operation of our business.

Equity Compensation Plan Information

We do not have an equity compensation plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this registration statement and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview of Our Business

Our Company was incorporated under the laws of the State of Nevada, U.S. on October 26, 2010 as Oconn Industries Corp. On March 11, 2014, the Company changed its name to Diamante Minerals, Inc. We are in the process of acquiring and exploring mineral properties for possible development.

On February 10, 2014, we entered into a letter agreement with Mineracao Batovi Ltda., a Brazilian mineral exploration and mining company, to acquire up to a 75% interest in a diamond exploration project located to the north of Paranatinga in Mato Grosso, Brazil (the “Batovi Diamond Project”) and form a joint venture valued at approximately $12 million. The letter agreement has been superseded by our definitive agreement with Mineracao Batovi that was executed and delivered on November 20, 2014 and further superseded by an amended and restated joint venture agreement with Mineracao Batovi and its shareholder Dr. Charles Fipke dated January 25, 2017. As described in more detail below, we have the right to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017 in order to acquire a 17.6% equity interest in that company. Mineracao Batovi holds the mineral claims underlying the Batovi Diamond Project. We may earn an additional 29% equity interest in Mineracao Batovi by funding a further $2,000,000 of exploration expenses no later than November 20, 2019. If we only fund a portion of the $1,000,000 or $2,000,000 referred to we will acquire a pro rata portion of the equity interest available to be acquired. We currently hold a 2.4% interest in Mineracao Batovi which we acquired from a former shareholder of that company for $30,000.

Our Company is an exploration stage company; at present, there is no assurance that a commercially viable mineral deposit exists on the properties comprising the Batovi Diamond Project in which we hold the right to earn up to a 49% indirect interest, as described in more detail below. As discussed elsewhere in this quarterly report, pursuant to an agreement dated January 22, 2016, we have acquired a limited royalty on the first 2,000 ounces of gold that may be produced per month at Petaquilla Minerals Ltd.’s Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama. We currently have no interests in any other mineral resource projects.

Results of Operations

We have generated no revenues since inception and have a net recovery of costs of $324,757 during the three months ended October 31, 2016.

The following table provides selected financial data about our Company for the three months ended October 31, 2016 and the years ended July 31, 2016 and 2015.

Balance Sheet Date	October 31, 2016	July 31, 2016	July 31, 2015

Cash	$326,402	$390,660	$734,386
Total Assets	$8,318,402	$8,382,920	$8,726,386
Total Liabilities	$427,891	$817,166	$166,979
Stockholders’ Equity	$7,890,511	$7,565,754	$8,559,407

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Plan of Operation

On November 20, 2014, we entered into a formal joint venture agreement (the “Joint Venture Agreement”) with Mineracao Batovi which contemplates the Company acquiring an interest in Mineracao Batovi to develop, finance and operate the Batovi Diamond Project. This agreement was superseded by an amended and restated joint venture agreement (the “Amended Joint Venture Agreement”) with Mineracao Batovi and its shareholder Dr. Charles Fipke dated January 25, 2017. Pursuant to the Amended Joint Venture Agreement, we are entitled to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017 in order to acquire an initial 17.6% equity interest in that company. This is in addition to the 2.4% interest we currently hold in Mineracao Batovi. Mineracao Batovi holds the mineral claims underlying the Batovi Diamond Project. We may earn an additional 29% equity interest in Mineracao Batovi by funding a further $2,000,000 of exploration expenses no later than November 20, 2019. If we only fund a portion of the $1,000,000 or $2,000,000 referred to we will acquire a pro rata portion of the equity interest available to be acquired. If we fail to contribute the $1,000,000 to Mineracao Batovi by June 30, 2017 the Amended Joint Venture Agreement will terminate.

The Amended Joint Venture Agreement provides that once we earn any portion of the 17.6% interest Mineracao Batovi is to be managed by a board of directors comprised of two representatives from each of our Company and Mineracao Batovi, provided that, if we fail to have at least a 40% equity interest in Mineracao Batovi once the right to earn the additional 29% equity interest has ended, the board of directors will be comprised of three representatives of the existing Mineracao Batovi Shareholder and one representative of our Company. We will cease to be entitled to any representation on Mineracao Batovi's board of directors if our Company’s equity interest is reduced to 10% or less.

Certain specified matters are subject to the approval of at least three of the four members of Mineracao Batovi's board of directors, including the adoption of the project's annual budget and any amendments thereto, the scope and purpose of a feasibility study for the Batovi Diamond Project (including the determination that the study is positive), and the decision to mine and commence commercial production.

Until we earn the additional 29% equity interest in Mineracao Batovi or elect not to continue to earn such interest, and so long as we elect to participate in the joint venture, we will bear 100% of Mineracao Batovi’s expenses provided that all such expenses are first approved in writing by our Company’s representatives on Mineracao Batovi’s board of directors.

The parties originally agreed to cause the joint venture company to engage Kel-Ex Development Ltd., a privately-held British Columbia corporation that is under common control with Mineracao Batovi, to carry out exploration activities on the Batovi Diamond Project in accordance with approved budgets. Kel-Ex was to be entitled to charge a 10% administration fee on all exploration expenditures incurred under $50,000 and 5% on all exploration expenditures incurred over $50,000. In addition, we have issued 2,700,000 fully-paid and non-assessable common shares to Kel-Ex Development under the Joint Venture Agreement. By our Company's letter agreement dated February 27, 2015, effective upon acceptance by Mineracao Batovi and Kel-Ex on March 9, 2015, the parties amended the Joint Venture Agreement to provide that the Company would be engaged to act as operator of the Batovi Diamond Project on terms whereby our Company will be entitled to charge a 10% administration fee on all exploration expenditures incurred under $50,000 and 5% on all exploration expenditures incurred over $50,000. Our Company has discretion to subcontract with third parties, including Kel-Ex, to enable it to fulfill its role as operator. This provision was also provided for in the Amended Joint Venture Agreement.

On January 22, 2016, we entered into a loan agreement (the “Loan Agreement”) with Blendcore LLC, a Delaware corporation (“Blendcore”) and Petaquilla Gold, S.A., a Panama corporation (“Petaquilla Gold”), pursuant to which our Company has agreed to advance a loan in the principal amount of US$250,000 to Blendcore (the “Loan”).

Petaquilla Gold, as the owner of minerals sourced from the Molejon Gold Mine located in Donoso District, Colon Province of Panama (the “Mine”), has engaged Blendcore, as master contractor, to act as operator in connection with the restarting of the processing of stockpiled ore at the Mine. The Loan proceeds are to be applied by Blendcore in that capacity in accordance with a use-of-funds budget (the “Budget”) that has been annexed to the Loan Agreement. Petaquilla Gold is a party to the Loan Agreement in its capacity as the title holder of the minerals, but is not entitled to receive any advances under the Loan Agreement.

Pursuant to the terms of the Loan Agreement, the Loan is to be advanced in three tranches as follows:

•	US$50,000 was advanced upon execution of the Loan Agreement;

•	US$100,000 was required to be advanced within 2 weeks from the execution of the Loan Agreement, and was in fact advanced on January 27, 2016; and

•	US$100,000 will be advanced as required in accordance with the Budget.

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As at October 31, 2016, we have advanced $215,000 to Blendcore LLC.

In exchange for the provision of the Loan, our Company is to receive a royalty of 12.5% on the first 1,000 ounces of gold produced per month for 12 months (the “Royalty Period”). The Royalty Period is to commence once production ramps up to 1,000 ounces per month. For monthly production between 1,001 and 2,000 ounces of gold per month, our Company is to receive a reduced royalty of 5%. In addition to the royalty stream, our Company has a right of first option to provide funding for the expansion and development of the Mine.

Under the terms of the Loan Agreement, the Loan is to be forgiven provided that there is at least 12,000 ounces of gold produced during the Royalty Period. Upon the completion of the Royalty Period, our Company has the option to extend the royalty for a further 12 month period through the provision of a second $250,000 loan on substantially the same terms as the initial Loan. This right shall survive the royalty agreement by a period of one year.

Petaquilla Gold and Blendcore have entered into a Collateral Assignment Agreement dated January 11, 2016 (the “Collateral Assignment Agreement”; a copy of which is annexed to the Loan Agreement), pursuant to which Petaquilla Gold has collaterally assigned to Blendcore such number of ounces of gold from that which is mined at the Mine as shall be necessary to enable Blendcore to satisfy its obligations to our Company under the Loan Agreement. By letter of authorization dated January 18, 2016, Petaquilla Gold has consented to the transfer by Blendcore to our Company of Blendcore’s rights under the Collateral Assignment Agreement. Subsequent to our advancing the monies to Blendcore progress has been slow in advancing the restart. Separate and apart from the issues arising with respect to the loan to Blendcore, we have engaged a law firm in Panama to pursue the acquisition of the Molejon Gold Mine. Representatives of this firm are in discussions with a committee formed by the Panamanian government to oversee the transfer of interests of the Molejon Gold Mine.

Limited Operating History; Need for Additional Capital

As described above, in order to obtain our initial 20% interest in the Batovi Diamond Project, we will need to raise a significant amount of funds. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing would result in additional dilution to existing shareholders.

There is no historical financial information about us upon which to base an evaluation of our performance. We are a start-up company and have not generated any revenues. We cannot guarantee success of our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We anticipate that we will need $2,400,000 to fund the next 12 months of our operations, including our commitments under the Loan Agreement with Blendcore and Petaquilla Gold. If we are unable to meet our needs for cash from either the money that we raise from future financings, or possible alternative sources, then we may be unable to continue, develop, or expand our operations. We currently do not have sufficient funds to operate our business for the next 12 months.

Liquidity and Capital Resources

As of October 31, 2016, the Company had a cash balance of $326,402. Unless we are able to source additional financing, we will be unable to fund the $1,000,000 cash contribution that we required to make to Mineracao Batovi on or before June 30, 2017 in order to earn our initial 20% equity interest in that company, or to pay the additional $1,400,000 in expenditures that we anticipate will be required within 12 months of acquiring such interest to advance the Batovi Diamond Project. There can be no assurance that additional capital will be available to the Company.

If we are unable to fund the $1,000,000 cash contribution to Mineracao Batovi, we believe that we would have sufficient working capital for the next 12 months. We would, in that case, have sufficient capital resources to fund the balance of $35,000 to be advanced under our loan agreement with Blendcore, as borrower, and Petaquilla Gold, and to meet our other working capital needs. However, we would be precluded from acquiring our initial 20% equity interest in Mineracao Batovi and the Amended Joint Venture Agreement would terminate. Further, even if the initial 20% equity interest is acquired our ability to earn an additional 29% equity interest in Mineracao Batovi (for a total 49% equity interest) is contingent on our ability to fund a further $2,000,000 of exploration expenses no later than November 20, 2019.

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Working Capital

	October 31, 2016	July 31, 2016	July 31, 2015

Current Assets	$326,402	$390,920	$734,386
Current Liabilities	$427,891	$817,166	$166,979
Working Capital Deficiency	$101,489	$426,246	$567,407

Cash Flows

	Three months ended October 31, 2016	Year ended July 31, 2016	Year ended July 31, 2015

Cash Flows used in Operating Activities	$(64,258)	$(128,726)	$(181,467)
Cash Flows used in Investing Activities	$-	$(215,000)	$-
Cash Flows provided by Financing Activities	$-	$-	$-
Net change in Cash During the Period	$(64,258)	$(343,726)	$(181,467)

As at October 31, 2016, our Company’s cash balance was $326,402 compared to $390,920 as at July 31, 2016 and $734,386 as at July 31, 2015. The decreases in cash are primarily due to cash used in operating activities, mainly shared office expenses, legal costs associated with the Loan to Blendcore and accounting fees. The loan of $215,000 was advanced to Blendcore during the 2016 fiscal year.

As at October 31, 2016, our Company had total liabilities of $427,891 compared with total liabilities of $817,166 as at July 31, 2016 and liabilities of $166,979 as at July 31, 2015. The fluctuations in total liabilities was primarily attributed to the issuance of management fees pursuant to the employment agreements with our Chief Executive Officer and our Chief Financial Officer, and cost recoveries associated with the management fees due to changes in the fair market value of the Company’s share price.

As at October 31, 2016, our Company had working capital deficit of $101,489 compared with working capital deficit of $426,246 as at July 31, 2016 and deficit of $567,407 as at July 31, 2015. The decrease in working capital deficit was primarily attributed to management fees adjusted during the periods and the declining cash balance.

Revenues

Our Company did not generate any revenues during the three months ended October 31, 2016, and the years ended July 31, 2016 and 2015.

Total operating expenses

For the three months ended October 31, 2016, total operating expenses were a net recovery of $324,757, which included general and administrative expenses of $5,012, management fee recovery adjustment of $360,969, and professional fees of $31,200.

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For the year ended July 31, 2016, total operating expenses were $778,653, which included general and administrative expenses of $35,857, management fees of $602,241, professional fees of $110,555 and tax filing penalties of $30,000.

For the year ended July 31, 2015, total operating expenses were $5,552,579, which included general and administrative expenses of $22,408, management fees of $154,756, professional fees of $184,293 and share-based expenses of $5,191,122.

Loss

For the three months ended October 31, 2016, our Company had income of $324,757, due to a net recovery of management fees. The Company had a loss of $993,653 for the year ended July 31, 2016 and a loss of $5,552,025 for the year ended July 31, 2015. Due to the uncertainties regarding the future of the project in regards to the Blendcore loan, the Company incurred a bad debt expense of $215,000 and wrote off the balance of the loan in the 2016 fiscal year end. The Company still has hopes that we will receive our funds back and is working towards that end. During the 2015 fiscal year end, stock options had been granted and the Company incurred $5,191,122 in share-based expenses; these options expired in April 2016 without being exercised.

Going Concern Consideration

Our Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2017. Our auditors have issued a going concern opinion on our audited financial statements for the year ended July 31, 2016. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses. We may in the future attempt to obtain financing through private offerings of debt or equity. Equity financing would result in additional dilution to existing stockholders. We currently have no agreements or arrangements to obtain funds through bank loans, lines of credit or any other sources. There is no assurance we will ever be successful doing so.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers and directors as of January 5, 2017. All directors serve for a term set to expire at the next annual meeting of stockholders of our Company or until their successors are elected and qualified. All officers are appointed by our board of directors and their terms of officer are, except to the extent governed by an employment contract, at the discretion of our board of directors.

The following table sets forth the name, age and position of our current board member and executive officers.

Name and Business Address	Age	Position
Chad Ulansky	42	President, Chief Executive Officer and Director
Jennifer Irons	35	Chief Financial Officer

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Chad Ulansky, Age 42, President, Chief Executive Officer and Director

Mr. Ulansky commenced his career over 20 years ago working for Dia Met Minerals Ltd. on the project which yielded the Ekati Diamond Mine. He continued working for Dia Met until it was purchased by BHP in 2001. At that time he joined Cantex Mine Development Corp and Metalex Ventures Ltd where he initially managed the companies' global exploration programs. In 2003 and 2006 he took over as President and CEO of Cantex and Metalex respectively. Mr. Ulansky currently serves as a member of the Board of Directors of Cantex, Metalex and Northern Uranium Corp., all of which are listed on the TSX Venture Exchange. In addition to leading the exploration programs for Cantex's metal discoveries in Yemen, he oversaw the discovery and advanced exploration of Metalex's potential U2 kimberlite in northern Ontario, Canada. Mr. Ulansky has also served as a director of several other mineral exploration companies including Valley High Ventures Ltd, Consolidated AGX Resources Ltd and Arian Resources Corp. To date Mr. Ulansky has led exploration programs in over 15 countries on four continents with a particular focus on diamonds. After completing a BSc at Simon Fraser University (Canada) he completed a second BSc and an Honours degree at the University of Cape Town (South Africa) under the tutelage of renowned diamond geologist Dr. John Gurney.

Jennifer Irons, Age 35, Chief Financial Officer

Ms. Irons serves as the Chief Financial Officer for Metalex Ventures Ltd., Cantex Mine Development Corp. and Northern Uranium Corp., all companies listed on the TSX Venture Exchange; she also sits on the Board of Directors and Audit Committee for Northern Uranium Corp. Ms. Irons was a manager for PMF Inc., Chartered Accountants, from 2003 to 2013, prior to which, she was a senior accountant of KPMG LLP. Ms. Irons is a graduate of the University of Alberta and obtained her CPA designation in 2006.

Mr. Ulansky and Ms. Irons are not directors in any other U.S. reporting company and have not been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which Mr. Ulansky, Ms. Irons or any associate thereof are parties adverse to the Company or has a material interest adverse to it.

Our directors are elected for a term of one year and serve until such director's successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

Audit Committee and Financial Expert; Committees

Our Company does not have an audit committee. We are not listed on a national U.S. securities exchange and are therefore not subject to listing requirements that mandate an audit committee comprised of independent directors.

Our Company has no nominating or compensation committees at this time. The sole director participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of our Company and its stage of development, our sole director is involved in such decision making processes. Thus, there is a potential conflict of interest in that our sole director who is also our principal executive officer has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with our executive officers and director.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our director, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Code of Ethics; Financial Expert

We have adopted a Code of Ethics that, by its terms, is aimed principally at our Company’s employees, including our Company’s officers. However, our Code of Ethics includes the following statement of policy: “Compliance with the law and high ethical standards in the conduct of Company business should be a top priority for each employee, officer and director.” Accordingly, we expect each of our employees, officers and directors to conduct themselves in accordance with our Code of Ethics. In addition, by its terms, our Code of Ethics extends to our vendors, contractors, consultants and temporary workers.

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As adopted, our Code of Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

Our Code of Ethics requires, among other things, that all of our Company's personnel maintain confidential information; and that they act with honesty and integrity.

It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company's Code of Ethics by another.

Eithne O’Connor, our Company’s former Chairman and Chief Executive Officer, is named in the Code of Ethics as responsible for overseeing compliance with, and enforcement of, all Company policies, including our Code of Ethics. As Mr. O’Connor is no longer associated with our Company, Chad Ulansky, our President and sole director, has assumed this responsibility for the time being.

We do not have a "financial expert" on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who beneficially own more than 10% of our equity securities (each a "Reporting Person") to file reports of ownership and changes in their ownership with the Securities and Exchange Commission. Based solely on our review of copies of such reports and representations from the Reporting Persons, we believe that during the fiscal year ended July 31, 2016, the Reporting Persons were compliant with their respective obligations under section 16(a) of the Exchange Act.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

EXECUTIVE COMPENSATION

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officers (each a "Named Executive Officer") for the last two fiscal years. No executive officer earned compensation in excess of $100,000 during fiscal 2016 or 2015.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Chad Ulansky	2016	0	0	0	0	0	460,144	(1)	0	460,144
Jennifer Irons	2016	0	0	0	0	0	142,098	(2)	0	142,098
Chad Ulansky	2015	0	0	0	0	0	149,249	(1)	0	149,249
Jennifer Irons	2015	0	0	0	0	0	5,507	(2)	0	5,507

___________

(1)	Mr. Chad Ulansky, an officer and director from October 2014 received compensation comprised of a deferred share unit plan as described below. Mr. Ulansky is the Chief Executive Officer and sole director of the Company.

(2)	Ms. Jennifer Irons is the Chief Financial Officer as of July 12, 2015; compensation is comprised of a deferred share unit plan as described below.

Effective as of October 16, 2014, Chad Ulansky became our sole officer and director. We entered into an employment agreement with Mr. Ulansky pursuant to which Mr. Ulansky is to be employed by the Company as its Chief Executive Officer for three years. As compensation for his services, Mr. Ulansky shall receive an annual base salary of $400,000 for the first year of agreement, $450,000 for the second year and $500,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Mr. Ulansky in shares of deferred stock units of the Company based on the 90-day volume-weighted average price (VWAP) of the shares of the common stock of the Company at the end of each quarter. The Employment Agreement shall automatically renew on each anniversary of the Agreement for one additional year term unless one party provides the other with notice prior to such anniversary date that such party does not desire to renew the Agreement. The Company may immediately terminate Mr. Ulansky's employment for cause. If (i) Mr. Ulansky's employment is terminated by the Company without cause, (ii) Mr. Ulansky terminates his employment as a result of the Company assigning him duties inconsistent with his position or the Company fails to pay his compensation or (iii) there is a change in control in the Company, then in either case the Company shall pay Mr. Ulansky an amount equal to (a) the product of the number of years and fractional years for the remainder of the term multiplied by (b) 50% of the then current base salary in effect as of the date of termination. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans. We have no equity incentive plans.

Effective as of July 12, 2015, we entered into an employment agreement with Ms. Irons pursuant to which Ms. Irons is to be employed by the Company as its Chief Financial Officer for three years. As compensation for her services, Ms. Irons shall receive an annual base salary of $125,000 for the first year of agreement, $137,500 for the second year and $150,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Ms. Irons in shares of deferred stock units of the Company based on the 90-day VWAP of the shares of the common stock of the Company at the end of each quarter. The remaining terms of the employment agreement are the same as the one for Mr. Ulansky.

Outstanding Equity Awards

Since our incorporation on October 19, 2010, none of our directors or executive officers has held unexercised options, stock that had not vested, or equity incentive plan awards, other than the options to purchase 200,000 options granted to Mr. Faber, a former director; these options expired on March 17, 2016.

Compensation of Directors

Since our incorporation on October 19, 2010, no compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors. No arrangements are presently in place regarding compensation to directors for services as directors or for committee participation or special assignments.

29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists, as of February 15 , 2017, the number of shares of common stock beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each executive officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 52,042,286 shares of common stock outstanding as of February 15 , 2017. Outside of the employment agreements with our CEO and CFO, we do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Under the employment agreements, there are a total of 1,645,647 common shares issuable to the CEO and CFO. Unless otherwise indicated, the business address of each stockholder listed below is: c/o Diamante Minerals, Inc., 203 - 1634 Harvey Ave., Kelowna, British Columbia, Canada V1Y 6G2.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Javier Gonzalez Ventarron 199 Residencial Senderos Torreon, Mexico 27018	4,900,000	9.42%
The Panama Fund (2) World Trade Center Piso 7 Oficina 703, Panama City Panama	4,900,000	9.42%
Chad Ulansky, President, CEO, Secretary, Treasurer and Director (1) Element 29 Ventures Ltd. 203 - 1634 Harvey Avenue Kelowna, BC V1Y 6G2 Canada	4,680,000	8.99%
Kel-Ex Developments Ltd. (3) 203 - 1634 Harvey Ave. Kelowna, BC V1Y 6G2 Canada	2,700,000	5.19%
All directors and executive officers as a group (two people)	4,680,000	8.99%

____________

(1)	Chad Ulansky, President of Element 29 Ventures Ltd. (“Element”) has sole voting and dispositive power over the shares held by Element.
(2)

Marco Williams De Souza and Rodolfo Wright of Williams & Associates (the practicing legal license company administrat ing The Panama Fund) ha ve voting and dispositive power over the shares held by The Panama Fund.

(3)	Dr. Charles Fipke, President of Kel-Ex Developments Ltd. (“Kel-Ex”) has sole voting and dispositive power over the shares held by Kel-Ex

Pursuant to the terms of the Employment Agreement dated October 16, 2014 between Mr. Ulansky and the Company, the Company shall have the right to pay the salary or any other amounts payable to Mr. Ulansky in shares of deferred stock units of the Company based on the 90-day VWAP of the shares of the common stock of the Company at the end of each quarter. As described above, Mr. Ulansky's salary is $400,000 for the first year of agreement, $450,000 for the second year and $500,000 for the third year.

30

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of "independent directors."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the year ended July 31, 2016, Management fees of $ 609 , 393 were accrued to Mr. Ulansky (2015 fiscal year – $149,249) and $ 147,605 (2015 fiscal year – $5,507) were accrued to Ms. Irons during the current fiscal year. Element paid $2,177 in cash expenses and vehicle rental on behalf of the Company (2015 fiscal year – $7,636) ; amounts were fully repaid by the Company in January and February 2016.

The Company shares office space with other companies in order to take advantage of cost sharing opportunities and management services. Two of these companies are: Kel-Ex Developments Ltd. (“Kel-Ex”) , a significant shareholder of the Company, which shares the services of the Chief Financial Officer; and Metalex Ventures Ltd. (“Metalex”) , a publicly traded company which shares the services of the CEO and the CFO. During the year ended July 31, 2016, Kel-Ex charged the Company $8,664 (2015 fiscal year – $719) for administrative fees ( $1,444; 2015 – $119 ), geological consulting fees ( $ 1,261 ; 2015 – $310 ), shared office and administrative costs ($ 4,820 ; 2015 – $ 290 ) and project expenditures ($ 1,139 ; 2015 – $ nil ) ; Metalex charged the Company $4,417 in shared office expenditures (2015 fiscal year – $nil).

There were no other related party transactions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the period for the years ended July 31, 2016 and July 31, 2015, and our unaudited consolidated financial statements for the three months ended October 31, 2016 and 2014, are included herewith.

31

DIAMANTE MINERALS, INC.

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS

AND

FINANCIAL STATEMENTS

For the Years Ended July 31, 2016 and 2015

F-1

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Diamante Minerals Inc.

We have audited the accompanying financial statements of Diamante Minerals Inc. (the “Company”), which comprise the balance sheets as of July 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended July 31, 2016 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamante Minerals Inc. as of July 31, 2016 and 2015, and the results of its operations and its cash flows for the years ended July 31, 2016, and 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Diamante Minerals Inc. will continue as a going concern. As discussed in Note 9 to the financial statements, the Diamante Minerals Inc. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 9, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

October 28, 2016

F-2

DIAMANTE MINERALS, INC.

Balance Sheets

(Expressed in US Dollars)

As at	July 31, 2016	July 31, 2015
ASSETS

Current Assets
Cash	$390,660	$734,386
Prepaid expense	260	-
Total Current Assets	390,920	734,386

Prepaid Investment (Note 10)	7,992,000	7,992,000

TOTAL ASSETS	$8,382,920	$8,726,386

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$60,169	$12,223
Due to related party (Note 6)	756,997	154,756
Total Current Liabilities	817,166	166,979

STOCKHOLDERS' EQUITY
Capital Stock, par value $0.001, 300,000,000 shares authorized,
52,042,286 (July 31, 2015 - 52,042,286) shares issued and outstanding, respectively (Note 3)	52,042	52,042
Additional paid-in capital (Note 3)	8,954,269	14,145,391
Accumulated deficit	(1,440,557)	(5,638,026)
Total Stockholders’ Equity	7,565,754	8,559,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,382,920	$8,726,386

Commitments and contingencies (Note 6)

The accompanying notes are an integral part of these audited financial statements.

F-3

DIAMANTE MINERALS, INC.

Statements of Operations

(Expressed in US Dollars)

	Year ended
	July 31, 2016	July 31, 2015

REVENUES	$-	$-

OPERATING EXPENSES
General and administrative	35,857	22,408
Management fees	602,241	154,756
Professional fees	110,555	184,293
Share-based expenses (Note 4)	-	5,191,122
Tax filing penalties	30,000	-
TOTAL OPERATING EXPENSES	778,653	5,552,579
LOSS FROM OPERATIONS	(778,653)	(5,552,579)
OTHER INCOME AND LOSS
Bad debt expense (Note 5)	(215,000)	-
Interest income	-	554
TOTAL OTHER INCOME AND LOSS	(215,000)	554
LOSS BEFORE INCOME TAXES	(993,653)	(5,552,025)
Provision for income taxes	-	-
LOSS FOR THE YEAR	$(993,653)	$(5,552,025)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.11)
Basic and Diluted
Weighted Average Common Shares Outstanding	52,042,286	51,217,756

The accompanying notes are an integral part of these audited financial statements.

F-4

DIAMANTE MINERALS, INC.

Statements of Changes in Stockholders’ Equity

(Expressed in US Dollars)

	Number of Common Shares	Capital Stock	Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity

Balance at July 31, 2014	49,333,332	$49,333	$949,757	$(86,001)	$913,089

Shares issued for exploration agreement (Note 3)	2,700,000	2,700	7,989,300	-	7,992,000
Shares issued for legal fees (Note 3)	8,954	9	15,212	-	15,221
Share-based expenses (Note 4)	-	-	5,191,122	-	5,191,122
Loss for the year	-	-	-	(5,552,025)	(5,552,025)
Balance at July 31, 2015	52,042,286	52,042	14,145,391	(5,638,026)	8,559,407

Reserves transferred on expired share-based expenses (Note 4)	-	-	(5,191,122)	5,191,122	-
Loss for the year	-	-	-	(993,653)	(993,653)
Balance at July 31, 2016	52,042,286	$52,042	$8,954,269	$(1,440,557)	$7,565,754

The accompanying notes are an integral part of these audited financial statements.

F-5

DIAMANTE MINERALS, INC.

Statements of Cash Flows

(Expressed in US Dollars)

	Year Ended
	July 31, 2016	July 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(993,653)	$(5,552,025)
Adjustments to reconcile loss to net cash used by operating activities:
Allowance set up for Panama loan receivable	215,000	-
Common shares issued for services	-	15,221
Share-based expenses	-	5,191,122
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	(260)	2,435
Increase in accounts payable and accrued liabilities	47,946	7,024
Increase in due to related parties	602,241	154,756
Net cash used in operating activities	(128,726)	(181,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	-	-

CASH FLOWS FROM INVESTING ACTIVITIES
Loan receivable funds advanced	(215,000)	-
Net cash used in investing activities	(215,000)	-

Net change in cash	(343,726)	(181,467)
Cash, beginning of year	734,386	915,853

Cash, end of year	$390,660	$734,386

Non-cash financing and investing activities
Common shares issued for prepaid investment	$-	$7,992,000

Supplement Cash Flow Disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these audited financial statements.

F-6

DIAMANTE MINERALS, INC.

Notes to Audited Financial Statements

July 31, 2016 and 2015

(Expressed in US Dollars)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

DIAMANTE MINERALS, INC. (“the Company”) was incorporated under the laws of the State of Nevada, U.S. on October 26, 2010. The Company is in the business of acquiring and exploring mineral properties.

The Company has not generated any revenue to date. For the period from inception on October 26, 2010 to July 31, 2016, the Company has accumulated losses of $1,440,557.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the SEC include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Fiscal Period

The Company's fiscal year end is July 31.

Fair value of financial instruments

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including accounts payable and accrued liabilities are carried at amortized cost, which management believes approximates fair value due to the short term nature of these instruments.

F-7

The following table presents information about the assets that are measured at fair value on a recurring basis as at July 31, 2016, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

	July 31, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash	$390,660	$390,660	$-	$-
Derivative asset	-	-	-	-

Total	$390,660	$390,660	$-	$-

While it currently has $nil value, the Company’s derivative asset (note 5) represents a Level 3 asset.

Share-based expenses

ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). If options expire unexercised, any amounts vested and previously recorded are reclassified to deficit.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and related party payables it will likely incur in the near future. The Company places its cash with financial institutions of high credit worthiness. At times, its cash balance with a particular financial institution may exceed any applicable government insurance limits. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

F-8

Net Loss Per Share of Capital Stock

In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of capital stock outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share, for the periods specified:

	Year Ended	Year Ended
	July 31, 2016	July 31, 2015
Loss	$(993,654)	$(5,552,025)

Weighted average common shares outstanding (Basic)	52,042,286	51,217,756
Weighted average common shares outstanding (Diluted)	52,042,286	51,217,756

Net loss per share (Basic and Diluted)	$(0.02)	$(0.11)

Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. The Company has no potentially dilutive shares, such as options or warrants, currently issued and outstanding as at July 31, 2016.

Recent Accounting Pronouncements

In August 2014, FASB issued Accounting Standards Update (ASU) No. 201415 Preparation of Financial Statements - Going Concern (Subtopic 20540), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity's liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity's liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 20530, Presentation of Financial Statements-Liquidation Basis of Accounting. Even when an entity's liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will evaluate the going concern considerations in this ASU, however, at the current period, management does not believe that it has met the conditions which would subject these financial statements for additional disclosure. Management has considered all recent accounting pronouncements issued since the last audit of its financial statements. The Company's management believes that these recent pronouncements will not have a material effect on the Company's financial statements.

In January 2015, FASB issued Accounting Standards Update (ASU) No. 201501 Income Statement - Extraordinary and Unusual Items, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. Eliminating the concept of extraordinary items will save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary (even if they ultimately would conclude it is not). This also alleviates uncertainty for preparers, auditors, and regulators because auditors and regulators no longer will need to evaluate whether a preparer treated an unusual and/or infrequent item appropriately. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015. Early application is permitted.

In November 2015, FASB issued Accounting Standards Update (ASU) No, 201517 Income Taxes - Balance Sheet Classification of Deferred Taxes. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in the update. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. Early application is permitted.

F-9

In January 2016, FASB issued Accounting Standards Update (ASU) No. 201601 Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update make targeted improvements to generally accepted accounting principles (GAAP) as follows:

•	Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
•	Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value.
•	Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities.
•	Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.
•	Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.
•	Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.
•	Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements.
•	Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. Early application is permitted.

In February 2016, FASB issued Accounting Standards Update (ASU) No. 201602 Leases. The main difference of the update is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Under this update, lessees will now be required to recognize the assets and liabilities arising from leases on the balance sheet. The economics of leases can vary for a lessee and those economics should be reflected in the financial statements; as such a distinction between finance leases and operating leases has been retained. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early application is permitted.

In March 2016, FASB issued Accounting Standards Update (ASU) No. 201609 Stock Based Compensation - Improvements to Employee Share-Based Payment Accounting. Under this standard, all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) should be recognized as income tax expense or benefit in the income statements. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. Early application is permitted.

In August 2016, FASB issued Accounting Standards Updated (ASU) No. 201615 Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. This updated addresses eight specific cash flows issues with the objective of reducing the existing diversity in practice.

•	Debt prepayment or debt extinguishment costs
•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing
•	Contingent consideration payments made after a business combination
•	Proceeds from the settlement of insurance claims
•	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies
•	Distributions received from equity method investees
•	Beneficial interests in securitization transactions
•	Separate identifiable cash flows and application of the predominance principle

This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. Early application is permitted.

F-10

NOTE 3 - CAPITAL STOCK

Authorized Stock

The Company has authorized 300,000,000 shares of common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Share Issuance

On November 20, 2014, the Company issued 2,700,000 shares of common stock to Kel-Ex Development Ltd. (“Kel-Ex”) with a fair market value of $2.96 per share in connection with Kel-Ex’s involvement with the anticipated Batovi Diamond Project (Note 10).

On December 19, 2014, the Company issued 8,954 shares of common stock with a fair market value of $1.70 per share to DMH Stallard LLP as part of a settlement of legal fees.

There were 52,042,286 shares of common stock issued and outstanding as at July 31, 2015 and July 31, 2016.

NOTE 4 - SHARE-BASED EXPENSES

On October 16, 2014, the Company granted Robert Faber, the former sole officer and director of the Company an option (the “Option”) to purchase all, or any portion of, 200,000 common shares pursuant to an Option Agreement. The Option may be exercised by Mr. Faber until April 16, 2016 and can be exercised at any time, in any amounts and on indeterminate occasions. The exercise price for each share of common stock is $1.25.

On October 16, 2014, the Company also granted Binyamin Gordon an option to purchase all, or any portion of, 2,500,000 common shares pursuant to an Option Agreement. The option may be exercised by Mr. Gordon until April 16, 2016 and can be exercised at any time, in any amounts and on indeterminate occasions. The exercise price for each share of common stock is $1.25.

During the year ended July 31, 2015, the Company recorded $5,191,122 share-based expenses on the above granted options based on the following assumptions:

Annualized volatility –	123.73%
Risk-free interest rate –	0.23%
Expected life –	18 months
Dividend yield –	nil
Share price –	$2.70 per share
Exercise price –	$1.25 per share

During the year ended July 31, 2016, these stock options expired without being exercised. As such, as at July 31, 2016, the Company had no options outstanding. A total of $5,191,122 was reclassified to deficit upon expiration.

NOTE 5 - BAD DEBT EXPENSE

On January 22, 2016, the Company entered into a loan agreement with Blendcore LLC, a Delaware corporation (“Blendcore”), and Petaquilla Gold, S.A., a Panama corporation (“Petaquilla Gold”), which is a subsidiary of Petaquilla Minerals Ltd., a Canadian public company, pursuant to which the Company has agreed to advance a loan in the principal amount of US$250,000 to Blendcore (the “Loan”). Petaquilla Gold, as the owner of the minerals sourced at the Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama (the “Mine”), has engaged Blendcore, as master contractor, to act as operator in connection with the restarting of the processing of stockpiled ore at the Mine. In exchange for the provision of the Loan, the Company is entitled to a royalty of 12.5% on the first 1,000 ounces of gold produced per month for 12 months (the “Royalty period”). The Royalty Period is to commence once production ramps up to 1,000 ounces per month. For monthly production between 1,001 and 2,000 ounces of gold per month, the Company is to receive a reduced royalty of 5%. In addition to the royalty stream, the Company has the right of first option to provide funding for the expansion and development of the Mine. The Loan is to be forgiven provided that there are at least 12,000 ounces of gold produced during the Royalty Period. Upon the completion of the Royalty Period, the Company has the option to extend the royalty for a further 12 month period through the provision of a second $250,000 loan on substantially the same terms as the initial loan. This right shall survive the royalty agreement by a period of one year. As at July 31, 2016, the Company has advanced $215,000 to Blendcore LLC.

F-11

Valuation of Derivative

As the loan agreement with Blendcore contains a royalty component, there is an embedded derivative in its value. Currently, the Company has elected to account for the entire instrument as a derivative at fair value, with changes in fair value presented in earnings. The fair value of the derivative is determined by using a discounted cash flow analysis related to various expected future cash flows to be received based on weighted probabilities due to the uncertainty of the potential royalty streams. This asset is classified as a Level 3 asset within the fair value hierarchy as our valuation estimates utilize significant unobservable inputs, including estimates as to the probability and timing of future gold production. Transaction related fees and costs are expensed as incurred.

The changes in the estimated fair value from the derivative along with cash receipts each reporting period are presented together on the Statement of Income as a component of revenue under the caption, “Derivative - change in fair value”.

Allowance for Doubtful Account

At present, the gold mine has not been restarted. The Company has engaged the services of a legal firm in Panama to determine appropriate title to the claim and our course of action to receive the funds advanced. As such, an allowance for doubtful accounts equal to the amount of the loan has been recorded in the books for the year ended July 31, 2016.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

On October 16, 2014, the Company and Chad Ulansky entered into an Employment Agreement (the “CEO Employment Agreement”), pursuant to which Mr. Ulansky is employed by the Company as its Chief Executive Officer for three years. As compensation for his services, Mr. Ulansky shall receive an annual base salary of $400,000 for the first year of the Employment Agreement, $450,000 for the second year and $500,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Mr. Ulansky in deferred shares units of the Company based on the 90-day VWAP of the common shares of the Company at the end of each quarter. As at July 31, 2016, $609,392 (July 31, 2015 - $149,249) has been accrued in accounts payable, which equates to 1,324,767 shares (July 31, 2015 - 233,201) if Mr. Ulansky were to leave the Company.

On July 12, 2015, the Company and Jennifer Irons entered into an Employment Agreement (the “CFO Employment Agreement”, together with the CEO Employment Agreement, known as “the Employment Agreements”), pursuant to which Ms. Irons is employed by the Company as its Chief Financial Officer for three years. As compensation for her services, Ms. Irons shall receive an annual base salary of $125,000 for the first year of the Employment Agreement, $137,500 for the second year and $150,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Ms. Irons in deferred share units of the Company based on the 90-day VWAP of the common shares of the Company at the end of each quarter. As at July 31, 2016, $147,605 (July 31, 2015 - $5,507) has been accrued in accounts payable, which equates to 320,880 shares (July 31, 2015 - $8,605) if Ms. Irons were to leave the Company.

The Employment Agreements shall automatically renew on each anniversary of the Agreement for one additional year term unless one party provides the other with notice prior to such anniversary date that such party does not desire to renew the Employment Agreement. The Company may immediately terminate Mr. Ulansky and Ms. Irons's employment for cause. If (i) Mr. Ulansky or Ms. Irons's employment is terminated by the Company without cause, (ii) Mr. Ulansky or Ms. Irons terminate his or her employment as a result of the Company assigning duties inconsistent with his position or the Company fails to pay the compensation or (iii) there is a change in control in the Company, then in either case the Company shall pay Mr. Ulansky and Ms. Irons an amount equal to (a) the product of the number of years and fractional years for the remainder of the term multiplied by (b) 50% of the then current base salary in effect as of the date of termination.

During the year ended July 31, 2016, the Company recorded a total of $602,241 as management fee payable to related parties, which equates to 1,403,817 shares.

The Company has no other commitments or contingencies as at July 31, 2016 and 2015.

F-12

NOTE 7 - RELATED PARTY TRANSACTIONS

During the year ended July 31, 2016, the Company’s director invoiced $2,177 (year ended July 31, 2015 - $7,636) to the Company to cover the Company’s operating expenses. The balance was repaid in full in February 2016.

The Company shares office space with other companies in order to take advantage of cost sharing opportunities and management services. Two of these companies are: Kel-Ex Developments Ltd., a significant shareholder of the Company, which shares the services of the Chief Financial Officer; and Metalex Ventures Ltd., a publicly traded company which shares the services of the CEO and the CFO. During the year ended July 31, 2016, the related parties invoiced the Company for the following services and amounts:

	Year ended
	July 31, 2016	July 31, 2015

Administrative fees (10%)	$1,444	$119
Geological consulting fees	1,261	310
Shared office and administrative costs	9,237	290
Shared project expenditures	3,316	7,636

	$15,258	$8,355

	Year ended
	July 31, 2016	July 31, 2015

Element 29 Ventures Ltd.	$2,177	$7,636
Kel-Ex Developments Ltd.	8,664	719
Metalex Ventures Ltd.	4,417	-

	$15,258	$8,355

As at July 31, 2016, the following balances have been included within accounts payable:

	As at
	July 31, 2016	July 31, 2015

Kel-Ex Developments Ltd.	$5,341	$1,642
Metalex Ventures Ltd.	1,359	-

	$6,700	$1,642

As at July 31, 2016, $609,392 in management fees earned by the Chief Executive Officer pursuant to the CEO Employment Agreement was included as due to a related party (2015 - $149,249); $147,605 in management fees earned by the Chief Financial Officer pursuant to the CFO agreement was included as due to a related party (2015 - $5,507).

F-13

NOTE 8 - INCOME TAXES

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34 percent to net the loss before provision for income taxes for the following reasons:

	July 31, 2016	July 31, 2015
Income tax expense at statutory rate	$(337,842)	$(1,887,689)
Valuation allowance	337,842	1,887,689
Income tax expense per books	$–	$–

Net deferred tax assets consist of the following components as of:

	July 31, 2016	July 31, 2015
NOL carryover	$123,000	$99,000
Valuation allowance	(123,000)	(99,000)
Net deferred tax asset	$–	$–

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $86,001 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

During the year ended July 31, 2016, it came to the attention of management that no tax filings had been submitted for the Company since its inception. While the Company had no taxable income and incurred no corporate taxes payable, there were certain reporting requirements that were not submitted by the appropriate deadlines. As such, the Company could potentially incur a $10,000 penalty for each of the 2012, 2013 and 2014 year ends, for a total of $30,000. The Company has filed a request to waive the penalties and, subsequent to year end, received notice of assessments for these tax years. The Company is in the process of filing an objection to these assessments; as such, this balance has not been accrued in the year-end financial statements.

NOTE 9 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the year ended July 31, 2016, the Company incurred a net loss of $993,653. As at July 31, 2016, the Company had an accumulated deficit of $1,440,557 and has earned no revenues since inception. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2017.

F-14

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10 - BATOVI DIAMOND PROJECT

On November 20, 2014, the Company entered into a formal joint venture agreement (the “Joint Venture Agreement”) with Mineracao Batovi Ltda (“Mineracao Batovi”) which contemplates the Company acquiring partial ownership in Mineracao Batovi to develop, finance and operate the Batovi Diamond Project. Pursuant to the Joint Venture Agreement, the Company issued 2,700,000 fully paid and non-assessable common shares valued at $7,992,000. To complete the acquisition, the Company must contribute $1,000,000 in cash to Mineracao Batovi in return for a 20% equity interest. The Company may earn an additional 29% equity interest in Mineracao Batovi by funding $2,000,000 of exploration expenses no later than November 20, 2017.

The Joint Venture Agreement provides that Mineracao Batovi is to be managed by a board of directors comprised of two representatives from each of the Company and the existing Mineracao Batovi management, provided that if the Company fails to earn an additional 29% equity interest in Newco by November 20, 2017, Mineracao Batovi's board of directors will be comprised of three representatives of Mineracao Batovi existing management and one representative of the Company.

As at the date of these financial statements, the Company is working on completing the ownership transfer of Mineracao Batovi. By the Company’s letter agreement dated February 27, 2015, effective upon acceptance by Mineracao Batovi and Kel-Ex on March 9, 2015, the parties amended the Joint Venture Agreement to provide that the Company would be engaged to act as operator of the Batovi Diamond Project on terms whereby the Company will be entitled to charge a 10% administration fee on all exploration expenditures incurred under $50,000 and 5% on all exploration expenditures incurred over $50,000. The Company has discretion to subcontract with third parties, including Kel-Ex, to enable it to fulfill its role as operator.

F-15

DIAMANTE MINERALS, INC.

INDEX TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

October 31, 2016

F-16

DIAMANTE MINERALS, INC.

Condensed Balance Sheets

(Expressed in US Dollars)

	October 31, 2016	July 31, 2016
	(Unaudited)
ASSETS

Current Assets
Cash	$326,402	$390,660
Prepaid expenses	-	260
Total Current Assets	326,402	390,920

Prepaid Investment (Note 9)	7,992,000	7,992,000

TOTAL ASSETS	$8,318,402	$8,382,920

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$31,863	$60,169
Due to related parties (Note 6)	396,028	756,997
Total Current Liabilities	427,891	817,166

STOCKHOLDERS' EQUITY
Common Stock, par value $0.001, 300,000,000 shares authorized,
52,042,286 (July 31, 2016 - 52,042,286) shares issued and outstanding (Note 3)	52,042	52,042
Additional paid-in capital (Note 3)	8,954,269	8,954,269
Accumulated deficit	(1,115,800)	(1,440,557)
Total Stockholders’ Equity	7,890,511	7,565,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,318,402	$8,382,920

The accompanying notes are an integral part of these condensed financial statements.

F-17

DIAMANTE MINERALS, INC.

Condensed Statements of Operations

(Unaudited - Expressed in US Dollars)

	Three months ended
	October 31, 2016	October 31, 2015

REVENUES	$-	$-

OPERATING EXPENSES
General and administrative	5,012	8,656
Management fees (recovery)	(360,969)	121,505
Professional fees	31,200	30,738
TOTAL OPERATING EXPENSES	(324,757)	160,899
INCOME (LOSS) FROM OPERATIONS	324,757	(160,899)
OTHER INCOME AND LOSS
Interest income	-	-
TOTAL OTHER INCOME AND LOSS	-	-
INCOME (LOSS) BEFORE INCOME TAXES	324,757	(160,899)
Provision for income taxes	-	-
NET INCOME (LOSS)	$324,757	$(160,899)

Basic and Diluted Income (Loss) per Common Share	$0.01	$(0.00)

Basic and Diluted Weighted Average Common Shares Outstanding	52,042,286	52,042,286

The accompanying notes are an integral part of these condensed financial statements.

F-18

DIAMANTE MINERALS, INC.

Condensed Statements of Changes in Stockholders’ Equity

(Unaudited - Expressed in US Dollars)

	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity

Balance at July 31, 2016	52,042,286	$52,042	$8,954,269	$(1,440,557)	$7,565,754

Loss for the period	-	-	-	324,757	324,757
Balance at October 31, 2016	52,042,286	$52,042	$8,954,269	$(1,115,800)	$7,890,511

The accompanying notes are an integral part of these condensed financial statements.

F-19

DIAMANTE MINERALS, INC.

Condensed Statements of Cash Flows

(Unaudited - Expressed in US Dollars)

	Three months ended
	October 31, 2016	October 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss)	$324,757	$(160,899)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Management fees (recovery)	(360,969)	121,504
Changes in operating assets and liabilities:
Decrease in prepaid expense	260	-
Increase (decrease) in accounts payable and accrued liabilities	(28,306)	11,552
Net cash used in operating activities	(64,258)	(27,843)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	-	-

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

Net change in cash	(64,258)	(27,843)
Cash - beginning of period	390,660	734,386

Cash - end of period	$326,402	$706,543

There were no financing or investing non-cash transactions during the periods ended October 31, 2016 and 2015.

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

F-20

DIAMANTE MINERALS, INC.

Notes to Unaudited Condensed Financial Statements

October 31, 2016

(Expressed in US Dollars)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

DIAMANTE MINERALS, INC. (the “Company”) was incorporated under the laws of the State of Nevada, U.S. on October 26, 2010. The Company is in the business of acquiring and exploring mineral properties.

The Company has not generated any revenue to date. For the period from inception on October 26, 2010 to October 31, 2016, the Company has accumulated losses of $1,115,800.

The accompanying condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at October 31, 2016, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in condensed financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's July 31, 2016 audited financial statements. The results of operations for the period ended October 31, 2016 are not necessarily indicative of the operating results for the full year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information: The financial information at October 31, 2016 and for the three months ended October 31, 2016 and 2015 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the instructions to Form 10-Q. Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information refer to the Financial Statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016.

Use of Estimates: The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses, including the valuation of non-cash transactions. Actual results may differ from these estimates.

NOTE 3 - COMMON STOCK

Authorized Stock

The Company has authorized 300,000,000 shares of common stock with a par value of $0.001 per share. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Issued and Outstanding Stock

There were 52,042,286 shares of common stock issued and outstanding as at October 31, 2016 and July 31, 2016.

F-21

NOTE 4 - SHARE-BASED EXPENSES

On October 16, 2014, the Company granted Robert Faber, the former sole officer and director of the Company an option (the “Option”) to purchase all, or any portion of, 200,000 shares of common stock at $1.25 per common stock pursuant to an Option Agreement. Mr. Faber’s Option expired on April 16, 2016 without being exercised.

On October 16, 2014, the Company also granted Binyamin Gordon an option to purchase all, or any portion of, 2,500,000 shares of common stock at $1.25 per common stock pursuant to an Option Agreement. Mr. Gordon’s options expired on April 16, 2016 without being exercised.

At October 31, 2016, the Company had no options outstanding.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

On October 16, 2014, the Company and Chad Ulansky entered into an employment agreement (the “CEO Employment Agreement”), pursuant to which Mr. Ulansky is employed by the Company as its Chief Executive Officer for three years. As compensation for his services, Mr. Ulansky shall receive an annual base salary of $400,000 for the first year of the CEO Employment Agreement, $450,000 for the second year and $500,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Mr. Ulansky in shares of deferred stock units of the Company based on the 90-day volume weighted average price (“VWAP”) of the shares of the common stock of the Company at the end of each quarter. As at October 31, 2016, $315,175 (July 31, 2016 - $609,392) has been accrued in due to related parties, which equates to 1,760,750 (July 31, 2016 - 1,324,767) shares if Mr. Ulansky were to leave the Company.

On July 12, 2015, the Company and Jennifer Irons entered into an employment agreement (the “CFO Employment Agreement”, and together with the CEO Employment Agreement, the “Employment Agreements”), pursuant to which Ms. Irons is employed by the Company as its Chief Financial Officer for three years. As compensation for her services, Ms. Irons shall receive an annual base salary of $125,000 for the first year of the CFO Employment Agreement, $137,500 for the second year and $150,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Ms. Irons in deferred share units of the Company based on the 90-day WAP of the common shares of the Company at the end of each quarter. As at October 31, 2016, $80,853 (July 31, 2016 - $147,605) has been accrued in due to related parties, which equates to 451,695 shares (July 31, 2016 - 320,880) if Ms. Irons were to leave the Company.

Each Employment Agreement shall automatically renew on each anniversary of such Employment Agreement for one additional year term unless one party provides the other with notice prior to such anniversary date that such party does not desire to renew the Employment Agreement. The Company may immediately terminate Mr. Ulansky's and Ms. Irons’ employment for cause. If (i) Mr. Ulansky's or Ms. Irons’ employment is terminated by the Company without cause, (ii) Mr. Ulansky or Ms. Irons terminates his or her employment as a result of the Company assigning him or her duties inconsistent with his or her position or the Company fails to pay his or her compensation, or (iii) there is a change in control in the Company, then in either case the Company shall pay Mr. Ulansky or Ms. Irons an amount equal to (a) the product of the number of years and fractional years for the remainder of the term multiplied by (b) 50% of the then current base salary in effect as of the date of termination.

During the three month period ended October 31, 2016 the Company recorded a recovery of $360,969 in management fee and due to related party; this was the result of a decrease in the value of the share price from the July 31, 2016 year end. During the three month period ended October 31, 2016, the Company issued 566,797 shares under the Employment Agreements.

The Company has no other commitments or contingencies as at October 31, 2016 and July 31, 2016.

F-22

NOTE 6 - RELATED PARTY TRANSACTIONS

Included in accounts payable and accrued liabilities is $2,541 (July 31, 2016 - $6,700) in amounts due to companies with common management.

The Company shares office space with other companies in order to take advantage of cost sharing opportunities and management services. Two of these companies are: Kel-Ex Developments Ltd., a significant shareholder of the Company, which shares the services of the Chief Financial Officer; and Metalex Ventures Ltd., a publicly traded company which shares the services of the CEO and the CFO. During the three month period ended October 31, 2016, the related parties invoiced the Company for the following services and amounts:

	Three month period ended
	October 31, 2016	October 31, 2015

Administrative fees (10%)	$161	$364
Shared office and administrative costs	2,953	1,210
Shared project expenditures	-	1,602

	$3,114	$3,176

	Three month period ended
	October 31, 2016	October 31, 2015

Kel-Ex Developments Ltd.	$1,664	$2,496
Metalex Ventures Ltd.	1,450	680

	$3,114	$3,176

As at October 31, 2016, the following balances have been included within accounts payable:

	As at
	July 31, 2016	July 31, 2016

Kel-Ex Developments Ltd.	$1,509	$5,341
Metalex Ventures Ltd.	1,032	1,359

	$2,541	$6,700

As at October 31, 2016, the cumulative $315,175 in management fees earned by the Chief Executive Officer and the $80,853 in management fees earned by the Chief Financial Officer pursuant to the Employment Agreements were included as due to related parties.

F-23

NOTE 7 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the period ended October 31, 2016, the Company had income of $324,757, which is the result of a recovery of management costs. As at October 31, 2016, the Company had an accumulated deficit of $1,115,800 and has earned no revenues since inception. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2017.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8 - LOAN TO OPERATOR OF MOLEJON GOLD MINE PROJECT

On January 22, 2016, the Company entered into a loan agreement with Blendcore LLC, a Delaware corporation (“Blendcore”), and Petaquilla Gold, S.A., a Panama corporation (“Petaquilla Gold”), which is a subsidiary of Petaquilla Minerals Ltd., a Canadian public company, pursuant to which the Company has agreed to advance a loan in the principal amount of US$250,000 to Blendcore (the “Loan”). Petaquilla Gold, as the owner of the minerals sourced at the Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama (the “Mine”), has engaged Blendcore, as master contractor, to act as operator in connection with the restarting of the processing of stockpiled ore at the Mine. In exchange for the provision of the Loan, the Company is entitled to a royalty of 12.5% on the first 1,000 ounces of gold produced per month for 12 months (the “Royalty period”). The Royalty Period is to commence once production ramps up to 1,000 ounces per month. For monthly production between 1,001 and 2,000 ounces of gold per month, the Company is to receive a reduced royalty of 5%. In addition to the royalty stream, the Company has the right of first option to provide funding for the expansion and development of the Mine. The Loan is to be forgiven provided that there are at least 12,000 ounces of gold produced during the Royalty Period. Upon the completion of the Royalty Period, the Company has the option to extend the royalty for a further 12 month period through the provision of a second $250,000 loan on substantially the same terms as the initial loan. This right shall survive the royalty agreement by a period of one year.

As at October 31, 2016, the Company has advanced $215,000 to Blendcore LLC.

Valuation of Derivative

As the loan agreement with Blendcore contains a royalty component, there is an embedded derivative in its value. Currently, the Company has elected to account for the entire instrument as a derivative at fair value, with changes in fair value presented in earnings. The fair value of the derivative is determined by using a discounted cash flow analysis related to various expected future cash flows to be received based on weighted probabilities due to the uncertainty of the potential royalty streams. This asset is classified as a Level 3 asset within the fair value hierarchy as our valuation estimates utilize significant unobservable inputs, including estimates as to the probability and timing of future gold production. Transaction related fees and costs are expensed as incurred.

The changes in the estimated fair value from the derivative along with cash receipts each reporting period are presented together on the Statement of Operations as a component of revenue under the caption, “Derivative - change in fair value”.

F-24

Allowance for Doubtful Account

At present, the gold mine has not been restarted. The Company has engaged the services of a legal firm in Panama to determine appropriate title to the claim and our course of action to receive the funds advanced. As such, an allowance for doubtful accounts equal to the amount of the loan has been recorded in the books for the year ended July 31, 2016.

NOTE 9 - BATOVI DIAMOND PROJECT

On November 20, 2014, the Company entered into a formal joint venture agreement (the “Joint Venture Agreement”) with Mineracao Batovi Ltda (“Mineracao Batovi”) which contemplates the Company acquiring partial ownership in Mineracao Batovi to develop, finance and operate the Batovi Diamond Project. Pursuant to the Joint Venture Agreement, the Company issued 2,700,000 fully paid and non-assessable common shares valued at $7,992,000. To complete the acquisition, the Company must contribute $1,000,000 in cash to Mineracao Batovi in return for a 20% equity interest. The Company may earn an additional 29% equity interest in Mineracao Batovi by funding $2,000,000 of exploration expenses no later than November 20, 2017.

The Joint Venture Agreement provides that Mineracao Batovi is to be managed by a board of directors comprised of two representatives from each of the Company and the existing Mineracao Batovi management, provided that if the Company fails to earn an additional 29% equity interest in Mineracao Batovi by November 20, 2017, Mineracao Batovi's board of directors will be comprised of three representatives of Mineracao Batovi existing management and one representative of the Company.

As at the date of these financial statements, the Company is working on completing the ownership transfer of Mineracao Batovi. By the Company’s letter agreement dated February 27, 2015, effective upon acceptance by Mineracao Batovi and Kel-Ex on March 9, 2015, the parties amended the Joint Venture Agreement to provide that the Company would be engaged to act as operator of the Batovi Diamond Project on terms whereby the Company will be entitled to charge a 10% administration fee on all exploration expenditures incurred under $50,000 and 5% on all exploration expenditures incurred over $50,000. The Company has discretion to subcontract with third parties, including Kel-Ex, to enable it to fulfill its role as operator.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$196.45
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$25,000.00
Printing expenses	$1,000.00
Miscellaneous fees and expenses	$1,000.00
Total	$30,196.45

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liability pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

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Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company did not complete any unregistered sales of equity securities during the period subsequent to the period covered by its latest quarterly report on Form 10-Q filed with the SEC on December 12, 2016.

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Item 16. Exhibit Index

Exhibit	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form S-1 filed with the SEC on November 8, 2012)

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Form S-1 filed with the SEC on November 8, 2012)

3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company's Form 8-K filed with the SEC on June 16, 2014)

5.1	Opinion and Consent of Counsel

10.1	Batovi Letter Agreement, dated February 10, 2014 (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on March 3, 2014)

10.2	Amendment, dated February 25, 2014, to the Batovi Letter Agreement (incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on March 3, 2014)

10.3

Employment Agreement dated October 16, 2014 by and between Diamante Minerals, Inc. and Chad Ulansky (incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on October 20, 2014)

10.4

Option Agreement dated as of October 16, 2014 between Diamante Minerals, Inc. and Robert Faber (incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on October 20, 2014)

10.5

Option Agreement dated as of October 16 Chad Ulansky, 2014 between Diamante Minerals, Inc. and Binyamin Gordon (incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on October 20, 2014)

10.6

Joint Venture Agreement dated November 20, 2014 between Diamante Minerals, Inc. and Mineracao Batovi Ltda. (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on December 11, 2014)

10.7

Letter agreement dated February 27, 2015 between Diamante Minerals, Inc. and Mineracao Batovi Ltda. (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on March 12, 2015)

10.8

Loan Agreement among Diamante Minerals, Inc., Blendcore LLC, and Petaquilla Gold, S.A., dated January 22, 2016 (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on February 3, 2016)

10.9

Amended and Restated Joint Venture Agreement dated January 25, 2017 among Diamante Minerals, Inc. and Mineracao Batovi Ltda. and Dr. Charles Fipke (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 26, 2017)

14.1	Code of Ethics (incorporated by reference to Exhibit 14 to the Company's Form 10-K filed with the SEC on October 29, 2013)

23.1	Consent of Davidson & Company, LLP

99.1	Form of Subscription Agreement

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carson City, State of Nevada on February 22 , 2017.

Diamante Minerals, Inc.

/s/ Chad Ulansky
By:	Chad Ulansky
Its:	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jennifer Irons
By:	Jennifer irons
Its:	Chief Financial Officer (Principle Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chad Ulansky	Chief Executive Officer and Director	February 22, 2017
Chad Ulansky	(Principal Executive Officer)

/s/ Jennifer Irons	Chief Financial Officer	February 22, 2017
Jennifer Irons	(Principal Accounting Officer and Principa l Financial Officer )

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